Filed Pursuant to Rule 424(b)(5)
Registration No. 333-281437

PROSPECTUS SUPPLEMENT

(to Prospectus Dated August 9, 2024)

NORTHWEST NATURAL HOLDING COMPANY

$325,000,000

Junior Subordinated Debentures due September 15, 2055

Northwest Natural Holding Company (NW Holdings) is offering our Junior Subordinated Debentures due September 15, 2055 (Junior Subordinated Debentures). We will pay interest on the Junior Subordinated Debentures (i) from and including the date of original issuance to, but not including, September 15, 2035 at an annual rate of 7.0% and (ii) from and including September 15, 2035 during each Interest Reset Period (as defined herein) at an annual rate equal to the Five-Year Treasury Rate (as defined herein) as of the most recent Reset Interest Determination Date (as defined herein) plus 2.701%. We will pay interest semi-annually in arrears on March 15 and September 15 of each year. The first interest payment on the Junior Subordinated Debentures will be made on September 15, 2025. We may redeem some or all of the Junior Subordinated Debentures, at our option, at the times and prices described in this prospectus supplement. The Junior Subordinated Debentures will be issued only in registered form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Junior Subordinated Debentures will be our direct unsecured obligations and will rank junior and be subordinated in right of payment and upon liquidation to our existing and future Senior Indebtedness (as defined herein) and equally in right of payment with any Pari Passu Securities (as defined herein).

We may defer interest payments on the Junior Subordinated Debentures on one or more occasions for up to 10 consecutive years per deferral period as described in this prospectus supplement. Deferred interest payments will accrue additional interest at a rate equal to the interest rate then applicable to the Junior Subordinated Debentures, to the extent permitted by applicable law.

We do not intend to apply to list the Junior Subordinated Debentures on a securities exchange.

Investing in the Junior Subordinated Debentures involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement.

	Per Junior Subordinated Debenture	Total
Price to public (1)	100.00%	$325,000,000
Underwriting discounts and commissions	1.00%	$3,250,000
Proceeds, before expenses, to NW Holdings	99.00%	$321,750,000

(1)	The price to public will also include any interest that has accrued on the Junior Subordinated Debentures since their issue date if delivered after that date.

The underwriters expect to deliver the Junior Subordinated Debentures to purchasers on or about March 18, 2025, through the book-entry facilities of The Depository Trust Company in New York, New York for the accounts of its participants, including Euroclear Bank SA/NV, as operator of the Euroclear System, and Clearstream Banking, société anonyme, Luxembourg.

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Bookrunning Managers

J.P. Morgan	Wells Fargo Securities
BofA Securities	US Bancorp

Co-Managers

BMO Capital Markets	CIBC Capital Markets	RBC Capital Markets	TD Securities

The date of this prospectus supplement is March 12, 2025.

You may rely on the information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus authorized by us. Neither we nor any of the underwriters have authorized anyone to provide information different from that contained in this prospectus supplement and the accompanying prospectus. When you make a decision about whether to invest in the Junior Subordinated Debentures, you should not rely upon any information other than the information in this prospectus supplement, the accompanying prospectus and any free writing prospectus authorized by us. Neither the delivery of this prospectus supplement, the accompanying prospectus or any free writing prospectus authorized by us nor the sale of Junior Subordinated Debentures means that information contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus authorized by us is correct after the date of the document containing the information or such date as may be specified therein. This prospectus and the accompanying prospectus supplement are not an offer to sell or solicitation of an offer to buy these shares of Junior Subordinated Debentures in any circumstances under which the offer of solicitation is unlawful. Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “NW Holdings,” “we,” “us” and “our” or similar terms are to Northwest Natural Holding Company and its subsidiaries.

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FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus do, and the documents incorporated by reference may, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). Although NW Holdings believes these statements are based on reasonable assumptions, no assurance can be given that actual results will not differ from those in the forward-looking statements contained in this prospectus supplement and the accompanying prospectus and in the incorporated documents. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus and in the incorporated documents may be affected by various uncertainties. Forward-looking statements can be identified by words such as “anticipates,” “assumes,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “will,” and similar references to future periods.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We therefore caution you against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future operational or financial performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (2024 Form 10-K), in “Forward-Looking Statements,” Part I, Item 1A “Risk Factors” and Part II, Item 7 and Item 7A, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures about Market Risk.”

Any forward-looking statement made by us in this prospectus supplement or the accompanying prospectus speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

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SUMMARY

This summary highlights certain information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information that you should consider before investing in NW Holdings’ Junior Subordinated Debentures. You should read the entire prospectus supplement, including the accompanying prospectus and the documents incorporated by reference, which are described under “Where You Can Find More Information” in this prospectus supplement. This prospectus supplement and the accompanying prospectus contain or incorporate forward-looking statements. Forward-looking statements should be read with the cautionary statements included under “Forward-Looking Statements.”

NW Holdings

NW Holdings is a holding company headquartered in Portland, Oregon and owns Northwest Natural Gas Company, or “NW Natural,” NW Natural Water Company, LLC, or “NW Natural Water,” NW Natural Renewables Holdings, LLC, or “NW Natural Renewables,” and other businesses. NW Natural is NW Holdings’ largest subsidiary.

NW Natural distributes natural gas to residential, commercial, and industrial customers in Oregon and southwest Washington. NW Natural and its predecessors have supplied gas service to the public since 1859, was incorporated in Oregon in 1910, and began doing business as NW Natural in 1997.

NW Holdings has one reportable segment, the natural gas distribution, or “NGD,” segment, which is conducted by NW Natural. The NGD business purchases natural gas and distributes natural gas through approximately 806,000 meters in Oregon and southwest Washington. Approximately 88% of customers are located in Oregon and 12% are located in southwest Washington.

NW Natural has been allocated an exclusive service territory by the Public Utility Commission of Oregon and the Washington Utilities and Transportation Commission, which includes the major population centers in western Oregon, including the Portland metropolitan area, most of the Willamette Valley, the coastal area from Astoria to Coos Bay, and portions of Washington along the Columbia River. Major businesses located in NW Natural’s service territory include retail, manufacturing, and high-technology industries.

NW Natural Water provides water distribution and wastewater services to communities throughout the Pacific Northwest, Arizona and Texas. NW Natural Water currently serves approximately 190,000 people through about 76,000 connections across six states.

NW Natural Renewables is a subsidiary of NW Natural Holdings established to pursue non-regulated natural gas activities. NW Natural Renewables is focused on providing cost-effective solutions to decarbonize a variety of sectors utilizing existing waste streams and renewable energy resources.

SUMMARY—Q&A

What securities are being offered pursuant to this prospectus supplement?

We are offering $325,000,000 aggregate principal amount of our Junior Subordinated Debentures due September 15, 2055, which will be referred to as the “Junior Subordinated Debentures” in this prospectus supplement. The Junior Subordinated Debentures will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

What interest will be paid by us?

We will pay interest on the Junior Subordinated Debentures (i) from and including the date of original issuance to, but not including, the First Interest Reset Date (as defined under “Description of the Junior Subordinated Debentures—Interest, Maturity and Payment”) at an annual rate of 7.0% and (ii) from and including the First Interest Reset Date during each Interest Reset Period at an annual rate equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date, plus 2.701%. Subject to our right to defer interest payments described below, interest will be payable semi-annually in arrears on March 15 and September 15 of each year, beginning September 15, 2025.

For a more complete description of interest payable on the Junior Subordinated Debentures, see “Description of the Junior Subordinated Debentures—Interest, Maturity and Payment.”

What are the record dates for the payment of interest?

The record date for interest payable on any interest payment date for the Junior Subordinated Debentures shall be the close of business on (i) the Business Day (as defined under “Description of the Junior Subordinated Debentures—Interest, Maturity and Payment”) immediately preceding such interest payment date so long as all of the Junior Subordinated Debentures remain in book-entry only form, or (ii) the 15th calendar day immediately preceding such interest payment date if any of the Junior Subordinated Debentures do not remain in book-entry only form.

When can payment of interest be deferred?

So long as there is no event of default under the Subordinated Indenture (as defined under “Description of the Junior Subordinated Debentures”), we may defer interest payments on the Junior Subordinated Debentures, from time to time, for one or more periods (each, an Optional Deferral Period) of up to 10 consecutive years per Optional Deferral Period. In other words, we may declare at our discretion up to a 10-year interest payment moratorium on the Junior Subordinated Debentures and may choose to do that on more than one occasion. We may not defer payments beyond the maturity date of the Junior Subordinated Debentures (which is September 15, 2055). Any deferred interest on the Junior Subordinated Debentures will accrue additional interest at a rate equal to the interest rate then applicable to the Junior Subordinated Debentures, to the extent permitted by applicable law. Once all accrued and unpaid interest on the Junior Subordinated Debentures has been paid, we can begin a new Optional Deferral Period. However, we have no current intention of deferring interest payments on the Junior Subordinated Debentures.

For a more complete description of our ability to defer the payment of interest, see “Description of the Junior Subordinated Debentures—Option to Defer Interest Payments” in this prospectus supplement.

What restrictions are imposed on us during an Optional Deferral Period?

During any period in which we defer interest payments on the Junior Subordinated Debentures, we will not, and we will not cause our majority-owned subsidiaries to, do any of the following (with limited exceptions):

•	declare or pay any dividend or distribution on any of the capital stock of NW Holdings;

•	redeem, purchase, acquire or make a liquidation payment with respect to any of the capital stock of NW Holdings;

•	pay any principal, interest or premium on, or repay, repurchase or redeem any debt securities of NW Holdings that are equal or junior in right of payment with the Junior Subordinated Debentures; or

•	make any payments with respect to any NW Holdings guarantee of debt securities if such guarantee is equal or junior in right of payment to the Junior Subordinated Debentures.

See “Description of the Junior Subordinated Debentures—Option to Defer Interest Payments” (which includes a description of the limited exceptions to the restrictions described above) in this prospectus supplement.

Even though you will not receive any interest payments on your Junior Subordinated Debentures during an Optional Deferral Period, you likely will be required to include amounts in income for United States federal income tax purposes during such period, regardless of your method of accounting for United States federal income tax purposes. You should consult with your own tax advisor regarding the tax consequences of an investment in the Junior Subordinated Debentures. See “Certain United States Federal Income Tax Consequences—U.S. Holders” in this prospectus supplement.

If we defer interest for a period of 10 consecutive years from the commencement of an Optional Deferral Period, we will be required to pay all accrued and unpaid interest at the conclusion of such 10-year period. If we fail to pay in full all accrued and unpaid interest at the conclusion of such 10-year period and such failure continues for 30 days, such failure will constitute an event of default under the Subordinated Indenture that gives rise to a right to accelerate payment of principal of, and interest and premium, if any, on, the Junior Subordinated Debentures. See “Description of Junior Subordinated Debentures—Events of Default” and “Description of Junior Subordinated Debentures—Remedies” in this prospectus supplement.

When can we redeem the Junior Subordinated Debentures?

We may redeem the Junior Subordinated Debentures at our option prior to the maturity date:

•

in whole or in part (i) on any day in the period commencing on the date falling 90 days prior to the First Interest Reset Date and ending on and including the First Interest Reset Date and (ii) after the First Interest Reset Date, on any interest payment date, at 100% of the principal amount of the Junior Subordinated Debentures being redeemed plus any accrued and unpaid interest thereon;

•

in whole but not in part at 100% of the principal amount of the Junior Subordinated Debentures plus any accrued and unpaid interest thereon, if certain changes in tax laws, regulations or interpretations occur; or

•

in whole but not in part at 102% of the principal amount of the Junior Subordinated Debentures plus any accrued and unpaid interest thereon, if a rating agency makes certain changes in the equity credit methodology for securities such as the Junior Subordinated Debentures.

The circumstances under which the Junior Subordinated Debentures may be redeemed, and the redemption prices, are more fully described below under “Description of the Junior Subordinated Debentures—Redemption–Optional Redemption,” “Description of the Junior Subordinated Debentures—Redemption–Right to Redeem Upon a Tax Event,” and “Description of the Junior Subordinated Debentures—Redemption–Right to Redeem Upon a Rating Agency Event.”

What is the ranking of the Junior Subordinated Debentures?

Our payment obligation under the Junior Subordinated Debentures will be unsecured and will rank junior and be subordinated in right of payment and upon liquidation to all of NW Holdings’ Senior Indebtedness (as defined under “Description of the Junior Subordinated Debentures—Ranking of the Junior Subordinated Debentures”). However, the Junior Subordinated Debentures will rank equally in right of payment with any Pari Passu Securities (as defined under “Description of the Junior Subordinated Debentures—Ranking of the Junior Subordinated Debentures”). At December 31, 2024, our Senior Indebtedness, on a consolidated basis, totaled approximately $1.891 billion.

While we are a holding company deriving substantially all of our income from our operating subsidiaries, our subsidiaries are separate and distinct legal entities and have no obligation to make any payments on any

Subordinated Indenture Securities (as defined under “Description of the Junior Subordinated Debentures—General”), including the Junior Subordinated Debentures, or to make any funds available for such payment. Therefore, the Subordinated Indenture Securities, including the Junior Subordinated Debentures, will effectively be subordinated to all indebtedness and other liabilities, including trade accounts payable, debt and preferred securities, incurred or issued by our subsidiaries. In addition to trade accounts payable, many of our operating subsidiaries incur debt in order to finance their business activities. All of these obligations will effectively be senior to the Subordinated Indenture Securities, including the Junior Subordinated Debentures.

As a holding company, NW Holdings’ only significant assets are the stock and membership interests of its operating subsidiaries, which at this time is primarily NW Natural. NW Holdings’ direct and indirect subsidiaries are separate and distinct legal entities, managed by their own boards of directors, and have no obligation to pay any amounts to their respective shareholders, whether through dividends, loans or other payments. The ability of these companies to pay dividends or make other distributions on their common equity is subject to, among other things: their results of operations, net income, cash flows and financial condition, as well as the success of their business strategies and general economic and competitive conditions; the prior rights of holders of existing and future debt securities and any future preferred stock issued by those companies; and any applicable legal restrictions.

In addition, the ability of NW Holdings’ subsidiaries to pay upstream dividends and make other distributions is subject to applicable state law and regulatory restrictions. Under the OPUC and WUTC regulatory approvals for the holding company formation, if NW Natural ceases to comply with credit and capital structure requirements approved by the OPUC and WUTC, it will not, with limited exceptions, be permitted to pay dividends to NW Holdings. Under the OPUC and WUTC orders authorizing the holding company reorganization, NW Natural may not pay dividends or make distributions to NW Holdings if NW Natural’s credit ratings and common equity levels fall below specified ratings and levels. If NW Natural’s long-term secured credit ratings are below A- for S&P Global Ratings (a division of S&P Global Inc.) (S&P) and A3 for Moody’s Investors Services, Inc. (Moody’s), dividends may be issued so long as NW Natural’s common equity is 45% or above. If NW Natural’s long-term secured credit ratings are below BBB for S&P and Baa2 for Moody’s, dividends may be issued so long as NW Natural’s common equity is 46% or above. Dividends may not be issued if NW Natural’s long-term secured credit ratings fall to BB+ or below for S&P or Ba1 or below for Moody’s, or if NW Natural’s common equity is below 44%. The ratio is measured using common equity and long-term debt excluding imputed debt or debt-like lease obligations and is determined on a preceding or projected 13-month basis.

The Subordinated Indenture does not place any limit on the amount of Senior Indebtedness that we may issue, guarantee or otherwise incur or the amount of liabilities, including debt or preferred securities, that our subsidiaries may issue, guarantee or otherwise incur. We expect from time to time to incur additional indebtedness and other liabilities and to guarantee indebtedness that will be senior to the Junior Subordinated Debentures.

Will the Junior Subordinated Debentures be listed on a stock exchange?

We do not plan to apply to list the Junior Subordinated Debentures on a securities exchange.

In what form will the Junior Subordinated Debentures be issued?

The Junior Subordinated Debentures will be represented by one or more global certificates and registered in the name of The Depository Trust Company (DTC) or its nominee and deposited with the Subordinated Indenture Trustee (as defined under “Description of the Junior Subordinated Debentures”) on behalf of DTC. This means that you will not receive a certificate for your Junior Subordinated Debentures and that your broker will maintain your position in the Junior Subordinated Debentures. We expect that the Junior Subordinated Debentures will be ready for delivery through DTC on or about the date indicated on the cover of this prospectus supplement.

What are the principal United States federal income tax consequences related to the Junior Subordinated Debentures?

We will report and otherwise treat, for United States federal income tax purposes, the Junior Subordinated Debentures as indebtedness (although there is no controlling authority directly on point). This treatment is not binding on the Internal Revenue Service. See “Certain United States Federal Income Tax Consequences—Classification of the Junior Subordinated Debentures.”

Each holder of Junior Subordinated Debentures will, by accepting the Junior Subordinated Debentures or a beneficial interest therein, be deemed to have agreed that the holder intends that the Junior Subordinated Debentures constitute indebtedness and will treat the Junior Subordinated Debentures as indebtedness for all United States federal, state and local tax purposes.

If we elect to defer interest on the Junior Subordinated Debentures for one or more Optional Deferral Periods, the holders of the Junior Subordinated Debentures likely will be required to include amounts in income for United States federal income tax purposes during such period, regardless of such holder’s method of accounting for United States federal income tax purposes and notwithstanding that no interest payments will be made on the Junior Subordinated Debentures during such periods.

May additional Junior Subordinated Debentures of the same series be issued?

All Junior Subordinated Debentures need not be issued at the same time, and the series may be re-opened for issuances of additional Junior Subordinated Debentures of that series. This means that we may from time to time, without notice to, or the consent of, the existing holders of the Junior Subordinated Debentures, create and issue additional Junior Subordinated Debentures. Such additional Junior Subordinated Debentures will have the same terms as the Junior Subordinated Debentures in all respects (except for the issue date of the additional Junior Subordinated Debentures, the price to public, and, if applicable, the initial interest payment date) so that the additional Junior Subordinated Debentures may be consolidated and form a single series with the Junior Subordinated Debentures.

Conflicts of Interest

We may use a portion of the net proceeds of this offering to repay the Term Loan (as defined herein) and the Credit Agreement (as defined herein) as described under “Use of Proceeds” below. Because more than 5% of the net proceeds from this offering may be used to repay amounts owed to such underwriters (or their affiliates) in respect of the Term Loan and the Credit Agreement, this offering is being made in compliance with the requirements of FINRA Rule 5121. Pursuant to FINRA Rule 5121(a)(1)(C), the appointment of a qualified independent underwriter is not necessary in connection with this offering as the securities offered are expected to be investment grade rated. The underwriters will not make sales of this offering to any accounts over which they exercise discretionary authority without first receiving the specific written approval of the account holder. See “Underwriting (Conflicts of Interest)” in this prospectus supplement for additional information.

RISK FACTORS

Investing in the Junior Subordinated Debentures involves certain risks. You are urged to read and consider the risk factors described in NW Holdings’ annual, quarterly and current reports filed with the SEC under the Exchange Act, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. Before making an investment decision, you should carefully consider these risks as well as other information NW Holdings includes or incorporates by reference in this prospectus supplement and the accompanying prospectus. You should also be aware that new risks may emerge in the future at any time, and NW Holdings cannot predict such risks or estimate the extent to which they may affect NW Holdings’ financial condition or performance.

Risk Factors Relating to the Junior Subordinated Debentures

We can defer interest payments on the Junior Subordinated Debentures for one or more periods of up to 10 years each. This may affect the market price of the Junior Subordinated Debentures.

So long as there is no event of default under the Subordinated Indenture, we may defer interest payments on the Junior Subordinated Debentures, from time to time, for one or more Optional Deferral Periods of up to 10 consecutive years. At the end of an Optional Deferral Period, if all amounts due are paid, we can start a new Optional Deferral Period of up to 10 consecutive years. During any Optional Deferral Period, interest on the Junior Subordinated Debentures would be deferred but would accrue additional interest at a rate equal to the interest rate then applicable to the Junior Subordinated Debentures, to the extent permitted by applicable law. No Optional Deferral Period may extend beyond the maturity date of the Junior Subordinated Debentures. If we exercise this interest deferral right, the market price of the Junior Subordinated Debentures is likely to be affected. See “Description of the Junior Subordinated Debentures—Option to Defer Interest Payments” in this prospectus supplement.

If we exercise our right to defer interest payments, the Junior Subordinated Debentures may trade at a price that does not fully reflect the value of accrued but unpaid interest on the Junior Subordinated Debentures or that is otherwise less than the price at which the Junior Subordinated Debentures may have been traded if we had not exercised such right. In addition, as a result of our right to defer interest payments, the market price of the Junior Subordinated Debentures may be more volatile than other securities that do not have these rights.

We are not permitted to pay current interest on the Junior Subordinated Debentures until we have paid all outstanding deferred interest, and this could have the effect of extending interest deferral periods.

During an Optional Deferral Period, we will be prohibited from paying current interest on the Junior Subordinated Debentures until we have paid all accrued and unpaid deferred interest plus any accrued interest thereon. As a result, we may not be able to pay current interest on the Junior Subordinated Debentures if we do not have available funds to pay all accrued and unpaid deferred interest plus any accrued interest thereon.

Our obligations under the Junior Subordinated Debentures are subordinated.

Our obligations under the Junior Subordinated Debentures are unsecured and will rank junior in right of payment to our Senior Indebtedness. See “Description of the Junior Subordinated Debentures—Ranking of the Junior Subordinated Debentures” in this prospectus supplement. This means that we cannot make any payments on the Junior Subordinated Debentures until all holders of our Senior Indebtedness have been paid in full, or provision has been made for such payment, if (i) certain events of bankruptcy, insolvency or reorganization relating to us have occurred, (ii) any of our Senior Indebtedness is not paid when due (after the expiration of any applicable grace period) and that default continues without a waiver, or (iii) any other default has occurred and continues without waiver (after the expiration of any applicable grace period) pursuant to which the holders of our Senior Indebtedness are permitted to accelerate the maturity of such Senior Indebtedness. At December 31,

2024, our Senior Indebtedness, on a consolidated basis, totaled approximately $1.891 billion. While we are a holding company deriving substantially all of our income from our operating subsidiaries, our subsidiaries are separate and distinct legal entities and have no obligation to make any payments on the Subordinated Indenture Securities, including the Junior Subordinated Debentures, or to make any funds available for such payment. Therefore, the Subordinated Indenture Securities, including the Junior Subordinated Debentures, will effectively be subordinated to all indebtedness and other liabilities, including trade accounts payable, debt and preferred securities, incurred or issued by our subsidiaries. In addition to trade accounts payable, many of our operating subsidiaries incur debt in order to finance their business activities. All of these obligations will effectively be senior to the Subordinated Indenture Securities, including the Junior Subordinated Debentures.

As a holding company, NW Holdings’ only significant assets are the stock and membership interests of its operating subsidiaries, which at this time is primarily NW Natural. NW Holdings’ direct and indirect subsidiaries are separate and distinct legal entities, managed by their own boards of directors, and have no obligation to pay any amounts to their respective shareholders, whether through dividends, loans or other payments. The ability of these companies to pay dividends or make other distributions on their common equity is subject to, among other things: their results of operations, net income, cash flows and financial condition, as well as the success of their business strategies and general economic and competitive conditions; the prior rights of holders of existing and future debt securities and any future preferred stock issued by those companies; and any applicable legal restrictions.

In addition, the ability of NW Holdings’ subsidiaries to pay upstream dividends and make other distributions is subject to applicable state law and regulatory restrictions. Under the OPUC and WUTC regulatory approvals for the holding company formation, if NW Natural ceases to comply with credit and capital structure requirements approved by the OPUC and WUTC, it will not, with limited exceptions, be permitted to pay dividends to NW Holdings. Under the OPUC and WUTC orders authorizing the holding company reorganization, NW Natural may not pay dividends or make distributions to NW Holdings if NW Natural’s credit ratings and common equity levels fall below specified ratings and levels. If NW Natural’s long-term secured credit ratings are below A- for S&P and A3 for Moody’s, dividends may be issued so long as NW Natural’s common equity is 45% or above. If NW Natural’s long-term secured credit ratings are below BBB for S&P and Baa2 for Moody’s, dividends may be issued so long as NW Natural’s common equity is 46% or above. Dividends may not be issued if NW Natural’s long-term secured credit ratings fall to BB+ or below for S&P or Ba1 or below for Moody’s, or if NW Natural’s common equity is below 44%. The ratio is measured using common equity and long-term debt excluding imputed debt or debt-like lease obligations and is determined on a preceding or projected 13-month basis.

The Subordinated Indenture does not place any limit on the amount of Senior Indebtedness that we may issue, guarantee or otherwise incur or the amount of liabilities, including debt or preferred securities, that our subsidiaries may issue, guarantee or otherwise incur. We expect from time to time to incur additional indebtedness and other liabilities and to guarantee indebtedness that will be senior to the Junior Subordinated Debentures.

If we defer interest payments on the Junior Subordinated Debentures, there will be United States federal income tax consequences to holders of the Junior Subordinated Debentures.

If we defer interest payments on the Junior Subordinated Debentures for one or more Optional Deferral Periods, you likely will be required to include amounts in income for United States federal income tax purposes during such period, regardless of your method of accounting for United States federal income tax purposes.

If you sell your Junior Subordinated Debentures before the record date for the payment of interest at the end of an Optional Deferral Period, you will not receive such interest. Instead, the accrued interest will be paid to the holder of record on the record date regardless of who the holder of record may have been on any other date during the Optional Deferral Period. Moreover, amounts that you were required to include in income in respect of the Junior Subordinated Debentures during the Optional Deferral Period will be added to your adjusted tax basis in the Junior Subordinated Debentures, but may not be reflected in the amount that you realize on the sale. To the extent the amount realized on a sale is less than your adjusted tax basis, you will recognize a capital loss for United States federal income tax purposes. The deductibility of capital losses is subject to limitations. See “Certain United States Federal Income Tax Consequences—U.S. Holders—Sale, Exchange, Redemption or Retirement of the Junior Subordinated Debentures” in this prospectus supplement.

Rating agencies may change their practices for rating the Junior Subordinated Debentures, which change may affect the market price of the Junior Subordinated Debentures. In addition, we may redeem the Junior Subordinated Debentures if a rating agency makes certain changes in the equity credit methodology for securities such as the Junior Subordinated Debentures.

The rating agencies that currently or may in the future publish a rating for us, including Moody’s and S&P, each of which is expected to initially publish a rating of the Junior Subordinated Debentures, may, from time to time in the future, change the way they analyze securities with features similar to the Junior Subordinated Debentures. This may include, for example, changes to the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to securities with features similar to the Junior Subordinated Debentures. If the rating agencies change their practices for rating these types of securities in the future, and the ratings of the Junior Subordinated Debentures are subsequently lowered, that could have a negative impact on the trading price of the Junior Subordinated Debentures. In addition, we may redeem the Junior Subordinated Debentures, at our option, in whole but not in part, if a rating agency makes certain changes in the equity credit methodology for securities such as the Junior Subordinated Debentures. See “Description of the Junior Subordinated Debentures—Redemption–Right to Redeem Upon a Rating Agency Event” in this prospectus supplement.

Holders of the Junior Subordinated Debentures will have limited rights of acceleration.

The holders of the Junior Subordinated Debentures and the Subordinated Indenture Trustee may accelerate payment of the principal, interest and premium, if any, on the Junior Subordinated Debentures only upon the occurrence and continuation of certain events of default. Payment of principal, interest and premium, if any, on the Junior Subordinated Debentures may be accelerated upon the occurrence of an event of default under the Subordinated Indenture related to failure to pay interest within 30 days after it is due (other than interest deferred pursuant to one or more Optional Deferral Periods), failure to pay principal and premium, if any, on the Junior Subordinated Debentures when due and certain events of bankruptcy, insolvency or reorganization with respect to us. Holders of the Junior Subordinated Debentures and the Subordinated Indenture Trustee will not have the right to accelerate payment of the principal, interest and premium, if any, on the Junior Subordinated Debentures upon the breach of any other covenant in the Subordinated Indenture.

The interest rate will reset on the First Interest Reset Date and each subsequent Interest Reset Date, and the amount of interest payable after an Interest Reset Date may be less than an amount of interest payable in an earlier interest period.

The interest rate on the Junior Subordinated Debentures for each Interest Reset Period will equal the Five-Year Treasury Rate as of the most recent Reset Interest Determination date, plus   %. Therefore, the interest rate after the First Interest Reset Date could be lower than the initial interest rate applicable to the Junior Subordinated Debentures, and as a result the amount of interest payable after a subsequent Interest Reset Date may be less than the amount of interest payable in a prior period. We have no control over the factors that may affect United States Treasury rates, including geopolitical conditions and economic, financial, political, regulatory, judicial or other events.

Historical United States Treasury rates are not an indication of future United States Treasury rates.

In the past, United States Treasury rates have experienced significant fluctuations. The historical levels, fluctuations and trends of United States Treasury rates are not necessarily indicative of future levels. Any historical upward or downward trend in United States Treasury rates is not an indication that United States Treasury rates are more or less likely to increase or decrease at any time after the First Interest Reset Date, and historical United States Treasury rates are not an indication of future Five-Year Treasury Rates.

The provisions of the Junior Subordinated Debentures will not necessarily protect you in the event of a highly-leveraged or change of control transaction.

The terms of the Junior Subordinated Debentures will not necessarily afford you protection in the event of a highly-leveraged transaction that may adversely affect you, including a reorganization, recapitalization, restructuring, merger or other similar transaction involving us or our subsidiaries, whether or not in connection with a change of control. Neither the Subordinated Indenture nor the note purchase agreements pursuant to which we have issued our outstanding senior notes limit the amount of unsecured debt we or our subsidiaries may issue. In addition, neither the Subordinated Indenture nor the note purchase agreements limit the amount of secured debt that may be issued by our subsidiaries. As a result, we or our subsidiaries could enter into any such transaction even though the transaction could adversely affect our capital structure or credit ratings or otherwise adversely affect the holders of the Junior Subordinated Debentures. If we incur secured debt, to the extent permitted by the Subordinated Indenture, the Junior Subordinated Debentures will be effectively junior to such debt to the extent of the value of the collateral securing such debt. These transactions may not involve a change in voting power or beneficial ownership or result in a downgrade in the ratings of the Junior Subordinated Debentures. The Subordinated Indenture does not contain provisions that permit the holders of the Junior Subordinated Debentures to require us to redeem or repurchase the Junior Subordinated Debentures in the event of a takeover, recapitalization or similar transaction.

An active trading market for the Junior Subordinated Debentures may not develop.

We cannot assure you that an active trading market for the Junior Subordinated Debentures will develop or as to the liquidity or sustainability of any such market, the ability of the holders to sell their Junior Subordinated Debentures or the price at which holders of the Junior Subordinated Debentures will be able to sell their Junior Subordinated Debentures. Future trading prices of the Junior Subordinated Debentures will also depend on many other factors, including, among other things, prevailing interest rates, the market for similar securities, our credit ratings and our performance. We do not intend to apply for listing of the Junior Subordinated Debentures on any securities exchange.

WHERE YOU CAN FIND MORE INFORMATION

NW Holdings files annual, quarterly and other reports and other information with the SEC. The SEC maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information filed electronically by NW Holdings. NW Holdings also maintains a Web site (http://www.nwnaturalholdings.com). Information contained on NW Holdings’ Web site does not constitute part of this prospectus supplement and is not incorporated by reference into this prospectus supplement. The reference to NW Holdings’ Web site is intended to be an inactive textual reference only.

The SEC allows NW Holdings to “incorporate by reference” the information that NW Holdings files with the SEC, which means that NW Holdings may, in this prospectus supplement, disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement. NW Holdings is incorporating by reference the documents listed below (other than any portions of such documents that are deemed to be furnished and not filed) and any future filings NW Holdings makes with the SEC under Sections 13(a), 13(c), 14 or 15 (d) of the Exchange Act. Information that NW Holdings files in the future with the SEC will automatically update and supersede this information.

We hereby incorporate by reference into this prospectus supplement the following documents that we have filed with the SEC under Exchange Act File No. 001-38681:

•	The 2024 Form 10-K.

•

NW Holdings’ Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 11, 2024 (solely those portions that were incorporated by reference into Part III of NW Natural’s Annual Report on Form 10-K for the year ended December 31, 2023).

You may request a copy of these documents, at no cost to you, by writing or calling Shareholder Services, Northwest Natural Holding Company, 250 SW Taylor Street, Portland, Oregon 97204, telephone 503-226-4211, extension 2402.

CAPITALIZATION

The following table sets forth NW Holdings’ capitalization as of December 31, 2024, on an actual basis and as adjusted to give effect to the sale of the Junior Subordinated Debentures in this offering. The information set forth in the table below is reported on a consolidated basis, is only a summary and is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements, the notes thereto, and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in the 2024 Form 10-K incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement.

	December 31, 2024
	Actual	As Adjusted(1)
	(all information contained within table in thousands)
Equity:
Common Stock – no par value; authorized 100,000 shares; issued and outstanding 40,222,305 outstanding	$989,346	$989,346
Retained earnings	402,925	402,925
Accumulated other comprehensive loss	(6,900)	(6,900)

Total equity	$1,385,371	$1,385,371
Long-term debt (including current maturities)	$1,710,142	$2,035,142

Total capitalization(2)	$3,095,513	$3,420,513

(1)	As adjusted to reflect the issuance and sale of the Junior Subordinated Debentures.
(2)	As of December 31, 2024, we had $170.11 million of short-term debt outstanding, which is excluded from the calculation of total capitalization.

USE OF PROCEEDS

The net proceeds to be received by NW Holdings from this offering, after deducting the underwriters’ discounts and commissions and estimated expenses of $800,000 payable by NW Holdings, are estimated to be $320,950,000. The net proceeds to be received by NW Holdings from this offering will be used for general corporate purposes, including repayment of the 364-day term loan facility, dated as of January 7, 2025, among NW Holdings, as borrower, certain lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, in an aggregate principal amount of $273 million maturing January 6, 2026, which amounts were used to finance NW Holdings’ acquisition of all of the membership interests of SiEnergy Operating, LLC, a Delaware limited liability company (SiEnergy) and the natural gas distribution utility company serving the greater metropolitan areas of Houston, Dallas and Austin, Texas (Term Loan), and/or its other short-term indebtedness and/or making equity contributions to NW Holdings’ subsidiaries, NW Natural, NW Natural Renewables, NW Natural Water, and SiEnergy. Contributions to NW Natural, NW Natural Renewables, NW Natural Water, and SiEnergy will be used for general corporate purposes. A portion of any contribution received by SiEnergy may be used to repay its short-term indebtedness. As of February 28, 2025, NW Holdings had $273 million of short-term indebtedness outstanding under the Term Loan, bearing a weighted-average effective interest rate of 5.66% per annum. Also as of February 28, 2025, NW Holdings had approximately $117.6 million of short-term indebtedness outstanding, with a maturity date of March 31, 2025, and bearing a weighted-average effective interest rate of 5.46%. Certain of the underwriters, either directly or through affiliates, are lenders under the Term Loan and under NW Holdings’ Credit Agreement, dated as of November 3, 2021, as amended (Credit Agreement), pursuant to which its short-term indebtedness is outstanding. See “Underwriting (Conflicts of Interest) – Conflicts of Interest.”

DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

The following description sets forth some of the terms of the Junior Subordinated Debentures and the Subordinated Indenture. The Subordinated Indenture contains the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the Junior Subordinated Debentures or the Subordinated Indenture. The Subordinated Indenture and the officer’s certificate establishing the terms of the Junior Subordinated Debentures will be filed as exhibits to the registration statement of which this prospectus supplement forms a part. You should read the Subordinated Indenture and such officer’s certificate for provisions that may be important to you. This summary is subject to and qualified in its entirety by reference to all of the provisions of the Subordinated Indenture and the officer’s certificate establishing the terms of the Junior Subordinated Debentures, including the definitions of some of the terms used in the Subordinated Indenture and such officer’s certificate. We also include references in parentheses to some of the sections of the Subordinated Indenture. You should also refer to the Trust Indenture Act of 1939, as amended (Trust Indenture Act) for provisions that apply to the Junior Subordinated Debentures as they will be issued under an indenture qualified under the Trust Indenture Act.

We will issue the Junior Subordinated Debentures under an Indenture (for Unsecured Subordinated Debt Securities) dated as of March 1, 2025, as it may be amended or supplemented from time to time (Subordinated Indenture), between us and U.S. Bank Trust Company, National Association, as trustee (Subordinated Indenture Trustee). For the purposes of this section, any reference to the “Subordinated Indenture” shall generally mean the Subordinated Indenture as supplemented by the officer’s certificate establishing the terms of the Junior Subordinated Debentures.

In this section, references to “we,” “our” and “us” mean NW Holdings excluding, unless otherwise expressly stated, its subsidiaries. The Junior Subordinated Debentures are not obligations of, and will not be guaranteed by, any of our subsidiaries.

General

The Subordinated Indenture permits us to issue an unlimited amount of unsecured subordinated debentures, notes or other subordinated debt from time to time in one or more series. The Junior Subordinated Debentures and all other unsecured subordinated debentures, notes or other subordinated debt that we issue under the Subordinated Indenture are collectively referred to in this prospectus supplement as the “Subordinated Indenture Securities.” The Subordinated Indenture does not limit the aggregate amount of indebtedness that we or our subsidiaries may issue, guarantee or incur.

All Junior Subordinated Debentures need not be issued at the same time, and the series may be reopened for issuances of additional Junior Subordinated Debentures. This means that we may from time to time, without notice to or the consent of the existing holders of the Junior Subordinated Debentures, create and issue additional Junior Subordinated Debentures. Such additional Junior Subordinated Debentures will have the same terms as the Junior Subordinated Debentures in all respects, except for issue date, price to public, and, if applicable, the initial interest payment date for the additional Junior Subordinated Debentures. Additional Junior Subordinated Debentures issued in this manner will be consolidated with, and will form a single series with, the previously outstanding Junior Subordinated Debentures.

Interest, Maturity and Payment

We are offering $325,000,000 of our Junior Subordinated Debentures due September 15, 2055. The Junior Subordinated Debentures will mature on September 15, 2055.

Interest on the Junior Subordinated Debentures will:

•

be paid (i) from and including the date of original issuance to, but not including, the First Interest Reset Date, at a rate of 7.0% per annum and (ii) from and including the First Interest Reset Date during each

Interest Reset Period at a rate per annum equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date, plus 2.701%;

•	be payable in U.S. dollars;

•

subject to our right to defer interest payments as described below, be payable semi-annually in arrears on March 15 and September 15 of each year, commencing September 15, 2025, until the maturity date or earlier redemption;

•

be computed on the basis of a 360-day year consisting of twelve 30-day months and for any interest period shorter than a full semi-annual period for which interest is computed, on the basis of the actual number of days elapsed in such period using 30-day months; and

•	originally accrue from, and include, the date of original issuance.

In the event that any date on which interest, principal or premium, if any, is payable on the Junior Subordinated Debentures is not a Business Day, then payment of the interest, principal or premium payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date.

“Business Day” is any day that is not a Saturday, a Sunday, or a day on which banking institutions or trust companies in New York City are generally authorized or required by law or executive order to remain closed or which is not a day on which the corporate trust office of the Trustee is closed.

Unless all of the outstanding Junior Subordinated Debentures have been or will be redeemed as of the First Interest Reset Date, we will appoint a calculation agent (Calculation Agent) with respect to the Junior Subordinated Debentures prior to the Reset Interest Determination Date preceding the First Interest Reset Date. We or any of our affiliates may assume the duties of the Calculation Agent. The applicable interest rate for each Interest Reset Period will be determined by the Calculation Agent as of the applicable Reset Interest Determination Date. If we or one of our affiliates is not the Calculation Agent, the Calculation Agent will notify us of the interest rate for the relevant Interest Reset Period promptly upon such determination. We will notify the Subordinated Indenture Trustee in writing (on which the Subordinated Indenture Trustee may conclusively rely) of such interest rate, promptly upon making or being notified of such determination. The Calculation Agent’s determination of any interest rate and its calculation of the amount of interest for any Interest Reset Period beginning on or after the First Interest Reset Date will be conclusive and binding absent manifest error and, notwithstanding anything to the contrary in the documentation relating to the Junior Subordinated Debentures, will become effective without consent from the holders of the Junior Subordinated Debentures or any other person or entity. Such determination of any interest rate and calculation of the amount of interest will be on file at our principal offices and will be made available to any holder of the Junior Subordinated Debentures upon request.

“Five-Year Treasury Rate” means, as of any Reset Interest Determination Date, the average of the yields on actively traded United States Treasury securities adjusted to constant maturity, for five-year maturities, for the five Business Days immediately preceding such Reset Interest Determination Date appearing under the caption “Treasury Constant Maturities” in the most recent H.15.

If the Company determines that the Five-Year Treasury Rate cannot be determined pursuant to the method described above, we, after consulting such sources as we deem comparable to the foregoing calculations, or any such source as we deem reasonable from which to estimate the Five-Year Treasury Rate, will determine the Five-Year Treasury Rate in our sole discretion, provided that if we determine there is an industry-accepted successor Five-Year Treasury Rate, then we will direct the Calculation Agent to use such successor rate. If we have determined a substitute or successor base rate in accordance with the foregoing, we in our sole discretion may determine the business day convention, the definition of “Business Day” and the Reset Interest Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the Five-Year Treasury Rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

In no event shall the Calculation Agent or the Trustee be responsible for determining if there is an industry-accepted substitute or successor base rate comparable to the Five-Year Treasury Rate, or for making any adjustments to any such substitute or successor base rate, the business day convention, the definition of “Business Day” and the Reset Interest Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the Five-Year Treasury Rate. In connection with the foregoing, the Calculation Agent and the Trustee will be entitled to conclusively rely on any determinations and adjustments made by us with respect thereto and the Calculation Agent and the Trustee will have no liability for using the same at our direction.

“First Interest Reset Date” means September 15, 2035.

“H.15” means the daily statistical release designated as such, or any successor publication as determined by us, published by the Federal Reserve Board, and “most recent H.15” means the H.15 published closest in time but prior to the close of business on the applicable Reset Interest Determination Date.

“Interest Reset Date” means the First Interest Reset Date and each date falling on the five-year anniversary of the preceding Interest Reset Date.

“Interest Reset Period” means the period from and including the First Interest Reset Date to, but not including, the next following Interest Reset Date and thereafter each period from and including each Interest Reset Date to, but not including, the next following Interest Reset Date.

“Reset Interest Determination Date” means, in respect of any Interest Reset Period, the day falling two Business Days prior to the beginning of such Interest Reset Period.

Ranking of the Junior Subordinated Debentures

Our payment obligation under the Junior Subordinated Debentures will be unsecured and will rank junior and be subordinated in right of payment and upon liquidation to all of our Senior Indebtedness. See “—Subordination” below. However, the Junior Subordinated Debentures will rank equally in right of payment with any Pari Passu Securities.

“Senior Indebtedness” means all of obligations of NW Holdings, whether presently existing or from time to time hereafter incurred, created, assumed or existing, to pay principal, premium, interest, penalties, fees and any other payment in respect of any of the following:

•	obligations for borrowed money, including without limitation, such obligations as are evidenced by credit agreements, notes, debentures, bonds or other securities or instruments;

•	capitalized lease obligations;

•

all obligations of the types referred to in the two preceding bullet points of others which NW Holdings has assumed, endorsed, guaranteed, contingently agreed to purchase or provide funds for the payment of, or otherwise become liable for, under any agreement; or

•	all renewals, extensions or refundings of obligations of the kinds described in any of the preceding categories.

Any such obligation, indebtedness, renewal, extension or refunding, however, will not be Senior Indebtedness if the instrument creating or evidencing it or the assumption or guarantee of it provides that it is not superior in right of payment to or is equal in right of payment with the Junior Subordinated Debentures. Furthermore, trade accounts payable and accrued liabilities arising in the ordinary course of business will not be Senior Indebtedness. Senior Indebtedness will be entitled to the benefits of the subordination provisions in the Subordinated Indenture irrespective of the amendment, modification or waiver of any term of the Senior Indebtedness. (Subordinated Indenture, Section 101.)

“Pari Passu Securities” means:

•

indebtedness and other securities that, among other things, by its terms ranks equally with the Junior Subordinated Debentures in right of payment and upon liquidation (including any Subordinated Indenture Securities other than the Junior Subordinated Debentures); and

•	guarantees of indebtedness or other securities described in the preceding bullet point.

“Pari Passu Securities” also include trade accounts payable and accrued liabilities of NW Holdings arising in the ordinary course of our business. (Subordinated Indenture, Section 101.)

The Subordinated Indenture does not place any limit on the amount of Senior Indebtedness that we may issue, guarantee or otherwise incur or the amount of liabilities, including debt or preferred securities, that our subsidiaries may issue, guarantee or otherwise incur. We expect from time to time to incur additional indebtedness and other liabilities and to guarantee indebtedness that will be senior to the Junior Subordinated Debentures. At December 31, 2024, our Senior Indebtedness, on a consolidated basis, totaled approximately $1.891 billion.

Redemption

Optional Redemption

We may redeem the Junior Subordinated Debentures, in whole or in part, at our option, on not less than 10 nor more than 60 days’ notice, (i) on any day in the period commencing on the date falling 90 days prior to the First Interest Reset Date and ending on and including the First Interest Reset Date and (ii) after the First Interest Reset Date, on any interest payment date, at a redemption price equal to 100% of the principal amount of the Junior Subordinated Debentures being redeemed, plus any accrued and unpaid interest thereon to, but not including, the redemption date. (Subordinated Indenture, Section 404.)

Unless the Junior Subordinated Debentures are held in book-entry only form through the facilities of DTC, in which case, DTC’s procedures for selection shall apply (see “—Book-Entry Only Securities” below), if less than all of the Junior Subordinated Debentures are to be redeemed, the Subordinated Indenture Trustee will select the particular Junior Subordinated Debentures to be redeemed by lot. (Subordinated Indenture, Section 403.)

We may make any redemption at our option conditional upon the receipt by the paying agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price and accrued and unpaid interest, if any. If the paying agent has not received the money by the date fixed for redemption, we will not be required to redeem the Junior Subordinated Debentures. (Subordinated Indenture, Section 404.)

Right to Redeem Upon a Tax Event

We may redeem the Junior Subordinated Debentures, in whole but not in part, on not less than 10 nor more than 60 days’ notice, at any time within 90 days after there is a Tax Event (as defined below), at a redemption price equal to 100% of the principal amount of the Junior Subordinated Debentures, plus any accrued and unpaid interest thereon to, but not including, the redemption date (Tax Event Redemption Date).

The consummation of a redemption upon a Tax Event may be subject to the paying agent’s receipt of money sufficient to pay the redemption price and accrued and unpaid interest, if any, on or before the Tax Event

Redemption Date (and in such case no such redemption shall occur unless such moneys have been received by the Subordinated Indenture Trustee on or before such date).

A “Tax Event” happens when we have received an opinion of counsel experienced in tax matters that, as a result of:

•

any amendment to, clarification of, or change (including any announced prospective change) in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;

•

an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation);

•

any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which such amendment, clarification or change is introduced or made known; or

•

a threatened challenge asserted in writing in connection with an audit of us or any of our subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Junior Subordinated Debentures, which amendment, clarification, or change is effective, or which administrative action is taken or which judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known after the date of this prospectus supplement, there is more than an insubstantial risk that interest payable by us on the Junior Subordinated Debentures is not deductible, or within 90 days would not be deductible, in whole or in part, by us for United States federal income tax purposes.

Right to Redeem Upon a Rating Agency Event

We may redeem the Junior Subordinated Debentures, in whole but not in part, on not less than 10 nor more than 60 days’ notice, at any time within 90 days after the conclusion of any review or appeal process instituted by us following the occurrence of a Rating Agency Event (as defined below), at a redemption price equal to 102% of the principal amount of the Junior Subordinated Debentures, plus any accrued and unpaid interest thereon, to, but not including, the redemption date (Rating Agency Event Redemption Date).

The consummation of a redemption upon a Rating Agency Event may be subject to the paying agent’s receipt of money sufficient to pay the redemption price and accrued and unpaid interest, if any, on or before the Rating Agency Event Redemption Date (and in such case no such redemption shall occur unless such moneys have been received by the Subordinated Indenture Trustee on or before such date).

“Rating Agency Event” means a change to the methodology or criteria that were employed by an applicable rating agency (as defined below) for purposes of assigning equity credit to securities such as the Junior Subordinated Debentures on the date of initial issuance of the Junior Subordinated Debentures, which change reduces the amount of equity credit assigned to the Junior Subordinated Debentures by the applicable rating agency as compared with the amount of equity credit that such rating agency had assigned to the Junior Subordinated Debentures as of the date of initial issuance thereof.

The term “rating agency” means any nationally recognized statistical rating organization (within the meaning of Section 3(a)(62) of the Exchange Act and sometimes referred to in this prospectus supplement as a

“rating agency”), and the term “applicable rating agency” means any rating agency that (i)(a) published a rating for us with respect to the initial issuance of the Junior Subordinated Debentures and (b) publishes a rating for us at such time as a Rating Agency Event occurs, or (ii) any successor to a rating agency described in the preceding clause (i).

General

Unless we default in the payment of the redemption price and accrued and unpaid interest, if any, in the case of an unconditional notice of redemption, the Junior Subordinated Debentures subject to such notice of redemption will cease to bear interest on the redemption date. (Subordinated Indenture, Section 405.) We will pay the redemption price and accrued and unpaid interest, if any, to the redemption date upon surrender of any Junior Subordinated Debenture for redemption. (Subordinated Indenture, Section 405.) If only part of a Junior Subordinated Debenture is redeemed, the Subordinated Indenture Trustee may deliver to the holder of the Junior Subordinated Debenture a new Junior Subordinated Debenture for the unredeemed portion without charge. (Subordinated Indenture, Section 406.)

Purchase of Junior Subordinated Debentures

We or our affiliates may at any time and from time to time, purchase all or some of the Junior Subordinated Debentures at any price or prices, whether by tender, in the open market, by private agreement or otherwise, subject to applicable law.

Option to Defer Interest Payments

So long as there is no event of default under the Subordinated Indenture, we may defer interest payments on the Junior Subordinated Debentures, at any time and from time to time, for one or more Optional Deferral Periods of up to 10 consecutive years per Optional Deferral Period. However, a deferral of interest payments cannot extend beyond the maturity date of the Junior Subordinated Debentures. During an Optional Deferral Period, interest will continue to accrue on the Junior Subordinated Debentures, compounded semi-annually at a rate equal to the interest rate then applicable to the Junior Subordinated Debentures, and deferred interest payments will accrue additional interest compounded semi-annually, at a rate equal to the interest rate then applicable to the Junior Subordinated Debentures, to the extent permitted by applicable law. No interest will be due and payable on the Junior Subordinated Debentures until the end of the Optional Deferral Period except upon a redemption of the Junior Subordinated Debentures during such Optional Deferral Period.

At the end of the Optional Deferral Period, which shall be an interest payment date, or on any redemption date, we will be obligated to pay all accrued and unpaid interest.

Once all accrued and unpaid interest on the Junior Subordinated Debentures has been paid, we again can defer interest payments on the Junior Subordinated Debentures as described above, provided that an Optional Deferral Period cannot extend beyond the maturity date of the Junior Subordinated Debentures.

If we defer interest for a period of 10 consecutive years from the commencement of an Optional Deferral Period, we will be required to pay all accrued and unpaid interest at the conclusion of the 10-year period. If we fail to pay in full all accrued and unpaid interest at the conclusion of the 10-year period and such failure continues for 30 days, such failure will constitute an event of default under the Subordinated Indenture that gives rise to a right to accelerate payment of principal of, and interest and premium, if any, on, the Junior Subordinated Debentures. See “—Events of Default” and “—Remedies” below.

During any Optional Deferral Period, we will not, and we will not cause our majority-owned subsidiaries to, do any of the following:

(1) declare or pay any dividend or distribution on any of the capital stock of NW Holdings,

(2) redeem, purchase, acquire or make a liquidation payment with respect to any of the capital stock of NW Holdings,

(3) pay any principal, interest or premium on, or repay, repurchase or redeem any debt securities of NW Holdings that are equal or junior in right of payment with the Junior Subordinated Debentures, or

(4) make any payments with respect to any guarantee by NW Holdings of debt securities if such guarantee is equal or junior in right of payment to the Junior Subordinated Debentures,

other than

(a) purchases, redemptions or other acquisitions of capital stock of NW Holdings in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or agents or a stock purchase or dividend reinvestment plan, or the satisfaction of our obligations pursuant to any contract or security outstanding on the date that the payment of interest is deferred requiring us to purchase, redeem or acquire capital stock of NW Holdings,

(b) any payment, repayment, redemption, purchase, acquisition or declaration of dividend described in clauses (1) and (2) above as a result of a reclassification of capital stock of NW Holdings or the exchange or conversion of all or a portion of one class or series of capital stock of NW Holdings for another class or series of capital stock of NW Holdings,

(c) the purchase of fractional interests in shares of capital stock of NW Holdings pursuant to the conversion or exchange provisions of capital stock of NW Holdings or the security being converted or exchanged, or in connection with the settlement of stock purchase contracts,

(d) dividends or distributions paid or made in capital stock of NW Holdings (or rights to acquire capital stock of NW Holdings), or repurchases, redemptions or acquisitions of capital stock in connection with the issuance or exchange of capital stock (or of securities convertible into or exchangeable for shares of capital stock of NW Holdings) and distributions in connection with the settlement of stock purchase contracts,

(e) redemptions, exchanges or repurchases of, or with respect to, any rights outstanding under a shareholder rights plan or the declaration or payment thereunder of a dividend or distribution of or with respect to rights in the future, or

(f) payments under any preferred trust securities, subordinated debentures or junior subordinated debentures, or any guarantee thereof, executed and delivered by us or any of our majority-owned subsidiaries, in each case that rank equal in right of payment to the Junior Subordinated Debentures with respect to which we have elected to defer the payment of interest, or the related guarantee (as the case may be), so long as the amount of payments made on account of such securities or guarantees is paid on all such securities and guarantees then outstanding on a pro rata basis in proportion to the full payment to which each series of such securities and guarantees is then entitled if paid in full. (Subordinated Indenture, Section 607.)

Additional contractual restrictions on the dividend-paying ability of us and our subsidiaries may be included in future financing arrangements. As of the date of this prospectus supplement, we do not have any Subordinated Indenture Securities outstanding. However, in addition to the Junior Subordinated Debentures offered hereby, we may issue, from time to time, additional Subordinated Indenture Securities or other securities that (i) provide us with rights to defer the payment of interest or other payments and (ii) contain dividend restrictions in the event of the exercise of such rights. In the event that we were to exercise any right to defer interest or other payments on any series of Subordinated Indenture Securities or other securities, or if there were to occur certain payment defaults on those securities, we would not be able, with limited exceptions, to pay dividends on our common stock during the periods in which such payments were deferred or such payment defaults continued.

Agreement by Holders of Certain Tax Treatment

Each holder of the Junior Subordinated Debentures will, by accepting the Junior Subordinated Debentures or a beneficial interest therein, be deemed to have agreed that the holder intends that the Junior Subordinated Debentures constitute indebtedness and will treat the Junior Subordinated Debentures as indebtedness for all United States federal, state and local tax purposes.

Subordination

The Junior Subordinated Debentures will be subordinate and junior in right of payment to all of our Senior Indebtedness. (Subordinated Indenture, Article Fourteen). No payment of the principal (including redemption and sinking fund payments) of, or interest, or premium, if any, on, the Junior Subordinated Debentures may be made by us, until all holders of our Senior Indebtedness have been paid in full (or provision has been made for such payment), if any of the following occurs:

(1) certain events of bankruptcy, insolvency or reorganization relating to us,

(2) any of our Senior Indebtedness is not paid when due (after the expiration of any applicable grace period) and that default continues without waiver, or

(3) any other default has occurred and continues without waiver (after the expiration of any applicable grace period) pursuant to which the holders of our Senior Indebtedness are permitted to accelerate the maturity of such Senior Indebtedness. (Subordinated Indenture, Section 1402.)

Upon any distribution of our assets to creditors in connection with any insolvency, bankruptcy or similar proceeding, all principal of, premium, if any, and interest due or to become due on all of our Senior Indebtedness must be paid in full before the holders of the Junior Subordinated Debentures are entitled to receive or retain any payment from such distribution. (Subordinated Indenture, Section 1402.)

While we are a holding company deriving substantially all of our income from our operating subsidiaries, our subsidiaries are separate and distinct legal entities and have no obligation to make any payments on the Subordinated Indenture Securities, including the Junior Subordinated Debentures, or to make any funds available for such payment. Therefore, the Subordinated Indenture Securities, including the Junior Subordinated Debentures, will effectively be subordinated to all indebtedness and other liabilities, including trade accounts payable, debt and preferred securities, incurred or issued by our subsidiaries. In addition to trade accounts payable, many of our operating subsidiaries incur debt in order to finance their business activities. All of these obligations will effectively be senior to the Subordinated Indenture Securities, including the Junior Subordinated Debentures.

As a holding company, NW Holdings’ only significant assets are the stock and membership interests of its operating subsidiaries, which at this time is primarily NW Natural. NW Holdings’ direct and indirect subsidiaries are separate and distinct legal entities, managed by their own boards of directors, and have no obligation to pay any amounts to their respective shareholders, whether through dividends, loans or other payments. The ability of these companies to pay dividends or make other distributions on their common equity is subject to, among other things: their results of operations, net income, cash flows and financial condition, as well as the success of their business strategies and general economic and competitive conditions; the prior rights of holders of existing and future debt securities and any future preferred stock issued by those companies; and any applicable legal restrictions.

In addition, the ability of NW Holdings’ subsidiaries to pay upstream dividends and make other distributions is subject to applicable state law and regulatory restrictions. Under the OPUC and WUTC regulatory approvals for the holding company formation, if NW Natural ceases to comply with credit and capital structure requirements approved by the OPUC and WUTC, it will not, with limited exceptions, be permitted to pay dividends to NW Holdings. Under the OPUC and WUTC orders authorizing the holding company reorganization, NW Natural may not pay dividends or make distributions to NW Holdings if NW Natural’s credit ratings and common equity levels fall below specified ratings and levels. If NW Natural’s long-term secured credit ratings are below A- for S&P and A3 for Moody’s, dividends may be issued so long as NW Natural’s common equity is 45% or above. If NW Natural’s long-term secured credit ratings are below BBB for S&P and Baa2 for Moody’s, dividends may be issued so long as NW Natural’s common equity is 46% or above. Dividends may not be issued if NW Natural’s long-term secured credit ratings fall to BB+ or below for S&P or Ba1 or below for Moody’s, or if NW Natural’s common equity is below 44%. The ratio is measured using common equity and long-term debt excluding imputed debt or debt-like lease obligations and is determined on a preceding or projected 13-month basis.

Payment and Paying Agents

Interest on a Junior Subordinated Debenture payable on each interest payment date will be paid to the person in whose name that Junior Subordinated Debenture is registered as of the close of business on the regular record date for the interest payment date, which will be the close of business on the Business Day immediately preceding such interest payment date so long as all of the Junior Subordinated Debentures remain in book-entry only form, or on the 15th calendar day immediately preceding such interest payment date if any of the Junior Subordinated Debentures do not remain in book-entry only form. However, interest payable on the maturity date will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any Junior Subordinated Debenture, other than on the maturity date, the defaulted interest may be paid to the holder of such Junior Subordinated Debenture as of the close of business on a date between 10 and 15 days before the date proposed by us for payment of such defaulted interest or in any other lawful manner permitted by any securities exchange on which that Junior Subordinated Debenture may be listed, if the Subordinated Indenture Trustee finds it practicable. (Subordinated Indenture, Section 307.)

Principal of, and premium, if any, and interest on, the Junior Subordinated Debentures on the maturity date will be payable upon presentation of the Junior Subordinated Debentures at the corporate trust office of U.S. Bank Trust Company, National Association in The City of New York, as our paying agent. We may change the place of payment on Junior Subordinated Debentures and may appoint one or more additional paying agents (including ourselves and our affiliates) and may remove any paying agent, all at our discretion. (Subordinated Indenture, Section 602.)

As long as the Junior Subordinated Debentures are registered in the name of DTC, we will pay principal, premium, if any, and interest due on Junior Subordinated Debentures to DTC or its nominee in immediately available funds. DTC will then make payment to its participants for disbursement to the Beneficial Owners (as defined under “—Book-Entry Only Securities—DTC”) of the Junior Subordinated Debentures as described under “—Book-Entry Only Securities.”

Registration and Transfer

Subject to restrictions related to the issuance of Junior Subordinated Debentures through DTC’s book-entry system, the transfer of Junior Subordinated Debentures may be registered, and Junior Subordinated Debentures may be exchanged for other Junior Subordinated Debentures of authorized denominations and with the same terms and principal amount, at the offices of U.S. Bank Trust Company, National Association, as security registrar, in The City of New York. We may change the place for registration of transfer and exchange of Junior Subordinated Debentures and may designate additional places for registration and exchange. (Subordinated Indenture, Section 602.) No service charge will be made for any transfer or exchange of Junior Subordinated Debentures. However, we may require payment to cover any tax or other governmental charge that may be imposed. We will not be required to execute or to provide for the registration of transfer of, or the exchange of, (i) any Junior Subordinated Debentures during the 15 days before giving any notice of redemption, (ii) any Junior Subordinated Debenture during the 15 days before an interest payment date or (iii) any Junior Subordinated Debenture selected for redemption in whole or in part, except the unredeemed portion of any Junior Subordinated Debenture being redeemed in part. (Subordinated Indenture, Section 305.)

Defeasance

The Junior Subordinated Debentures, or any portion of the Junior Subordinated Debentures, will be deemed paid and no longer outstanding under the Subordinated Indenture and we can be discharged from our obligations on such Junior Subordinated Debentures, or such portion of the Junior Subordinated Debentures, if we irrevocably deposit with the Subordinated Indenture Trustee or any paying agent, other than us, sufficient cash or government securities to pay the principal, any interest, any premium and any other sums when due on such Junior Subordinated Debentures, or such portion of the Junior Subordinated Debentures, on the maturity date or a redemption date of such Junior Subordinated Debentures, or such portion of the Junior Subordinated Debentures (Subordinated Indenture, Section 701) and upon the satisfaction of certain additional conditions, including those specified in the officer’s certificate establishing the terms of the Junior Subordinated Debentures.

Consolidation, Merger and Sale of Assets

The Subordinated Indenture provides that we may not consolidate with or merge into any other entity, or convey or otherwise transfer or lease our properties and assets substantially as an entirety to any entity, unless:

•

the surviving or successor entity or an entity which acquires by conveyance or transfer, or which leases, our properties and assets substantially as an entirety is organized and existing under the laws of the United States of America or any state or territory thereof or the District of Columbia, and it expressly assumes our obligations on all outstanding Subordinated Indenture Securities, including the Junior Subordinated Debentures, and under the Subordinated Indenture, and performance of covenants to be performed by us under the Subordinated Indenture;

•

immediately after giving effect to the transaction, no event of default under the Subordinated Indenture or no event which, after notice or lapse of time or both, would become an event of default under the Subordinated Indenture, shall have occurred and be continuing; and

•	we shall have delivered to the Subordinated Indenture Trustee an officer’s certificate and an opinion of counsel as provided in the Subordinated Indenture.

(Subordinated Indenture, Section 1101.)

Upon the consummation of any such transaction, the surviving or successor entity or the entity to which such conveyance, transfer or lease is made will succeed to, and will be substituted for, and may exercise our rights and powers under the Subordinated Indenture and, except in the case of a lease, we shall be relieved of all obligations and covenants under the Subordinated Indenture and the outstanding Subordinated Indenture Securities, including the Junior Subordinated Debentures. (Subordinated Indenture, Section 1102.)

The Subordinated Indenture does not prevent or restrict:

•	any consolidation or merger after the consummation of which we would be the surviving entity;

•

any consolidation of us with any other entity all of the outstanding voting securities of which are owned, directly or indirectly, by us, or any merger of any such entity into any other of such entities, or any conveyance or other transfer, or lease, of properties or assets substantially as an entirety by any thereof to any other thereof;

•	conveyance or other transfer, or lease, of any part of our properties and/or assets which does not constitute the entirety, or substantially the entirety, thereof;

•

our approval or consent to any consolidation or merger to which any direct or indirect subsidiary or affiliate of ours may be a party, or any conveyance, transfer or lease by any such subsidiary or affiliate of any of its properties or assets; or

•	any other transaction not contemplated by the first paragraph under “—Consolidation, Merger and Sale of Assets” above.

(Subordinated Indenture, Section 1103.)

The Subordinated Indenture does not contain any provisions that are intended to protect holders of Junior Subordinated Debentures in the event of a highly-leveraged or similar transaction involving us, whether or not in connection with a change of control.

Events of Default

“Event of default” when used in the Subordinated Indenture with respect to any series of Subordinated Indenture Securities, including the Junior Subordinated Debentures, means any of the following:

•

failure to pay any interest on any Subordinated Indenture Securities of that series within 30 days after it becomes due and payable (whether or not such payment is prohibited by the subordination provisions described under “—Subordination” above); provided, however, that a valid extension of the interest payment period as described under “—Option to Defer Interest Payments” above shall not constitute a default in the payment of interest for this purpose;

•

failure to pay the principal of or any premium on any Subordinated Indenture Security of that series when it becomes due and payable (whether or not such payment is prohibited by the subordination provisions described under “—Subordination” above); provided, however, that no such default shall constitute an event of default if we have made a valid extension of the maturity date of the Subordinated Indenture Securities of such series, if so provided pursuant to Section 301 of the Subordinated Indenture;

•

failure to perform, or breach of, any other covenant or warranty in the Subordinated Indenture, other than a covenant or warranty that does not relate to any Subordinated Indenture Securities of that series, that continues for 90 days after we receive written notice from the Subordinated Indenture Trustee, or we and the Subordinated Indenture Trustee receive written notice from the holders of at least 33% in aggregate principal amount of the Subordinated Indenture Securities of that series, unless the Subordinated Indenture Trustee, or the Subordinated Indenture Trustee and the holders of a principal amount of such Subordinated Indenture Securities of that series not less than the principal amount of Subordinated Indenture Securities of that series the holders of which gave such notice, as the case may be, agree in writing to an extension of such period prior to its expiration; provided, however, that the Subordinated Indenture Trustee, or the Subordinated Indenture Trustee and the holders of such principal amount of Subordinated Indenture Securities of such series, as the case may be, shall be deemed to have agreed to an extension of such period if corrective action is initiated by us within such period and is being diligently pursued;

•	events of bankruptcy, insolvency or reorganization relating to us specified in the Subordinated Indenture; or

•	any other event of default included in any supplemental indenture, board resolution or officer’s certificate establishing a series of Subordinated Indenture Securities.

(Subordinated Indenture, Section 801.)

The Subordinated Indenture Trustee is required to give notice of any default under the Subordinated Indenture with respect to the Subordinated Indenture Securities of any series to the holders of Subordinated Indenture Securities of such series to the extent required to do so by the Trust Indenture Act, unless such default shall have been cured or waived. However, in the case of any default of the character specified in the third bullet in the preceding paragraph, no such notice shall be given until at least 60 days after the occurrence thereof. (Subordinated Indenture, Section 902.)

Remedies

Acceleration of Maturity

If an event of default under the Subordinated Indenture, other than the event of default described in the third bullet in the first paragraph under “—Events of Default” above, applicable to the Subordinated Indenture Securities of one or more series, but not applicable to all series of outstanding Subordinated Indenture Securities, occurs and continues, either the Subordinated Indenture Trustee or the holders of not less than 33% in aggregate principal amount of the Subordinated Indenture Securities of each of the affected series may then declare the principal amount of all Subordinated Indenture Securities of such series and interest and premium, if any, accrued thereon to be due and payable immediately. However, under the Subordinated Indenture, some Subordinated Indenture Securities may provide for a specified amount less than their entire principal amount to be due and payable upon that declaration. These Subordinated Indenture Securities are defined as “Discount Securities” in the Subordinated Indenture.

If an event of default under the Subordinated Indenture, other than the event of default described in the third bullet in the first paragraph under “—Events of Default” above, applicable to all outstanding Subordinated Indenture Securities, occurs and continues, either the Subordinated Indenture Trustee or the holders of not less than 33% in aggregate principal amount of all Subordinated Indenture Securities then outstanding, considered as one class, and not the holders of the Subordinated Indenture Securities of any one of such series, may then declare the principal of all Subordinated Indenture Securities (or, if any of the Subordinated Indenture Securities of such series are Discount Securities, such specified portion thereof) and interest and premium, if any, accrued thereon to be due and payable immediately (provided that the payment of principal, interest and premium, if any, on such Subordinated Indenture Securities shall remain subordinated to the extent provided in the Subordinated Indenture). (Subordinated Indenture, Section 802.)

The Subordinated Indenture does not provide for automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization.

Rescission of Acceleration

At any time after a declaration of acceleration with respect to the Subordinated Indenture Securities of any series then outstanding has been made and before a judgment or decree for payment of the money due has been obtained, the event of default under the Subordinated Indenture giving rise to the declaration of acceleration will be considered cured, and the declaration and its consequences will be considered rescinded and annulled, if:

•	we have paid or deposited with the Subordinated Indenture Trustee a sum sufficient to pay:

(1) all overdue interest, if any, on all Subordinated Indenture Securities of such series then outstanding;

(2) the principal of, and premium, if any, on, any Subordinated Indenture Securities of such series then outstanding, which have otherwise become due and any interest thereon that is currently due;

(3) interest on overdue interest, if any, to the extent payment is lawful; and

(4) all amounts due to the Subordinated Indenture Trustee under the Subordinated Indenture; and

•

any other event of default under the Subordinated Indenture with respect to the Subordinated Indenture Securities of that series, other than the non-payment of principal of such series which shall have become due solely by such declaration of acceleration, has been cured or waived as provided in the Subordinated Indenture.

However, no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or impair any related right. (Subordinated Indenture, Section 802.)

Control by Holders

Other than its duties in the case of an event of default under the Subordinated Indenture, the Subordinated Indenture Trustee is not obligated to exercise any of its rights or powers under the Subordinated Indenture at the request or direction of any of the holders of Subordinated Indenture Securities, unless the holders offer the Subordinated Indenture Trustee indemnity reasonably satisfactory to the Subordinated Indenture Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. (Subordinated Indenture, Section 903.) If they provide this indemnity, and subject to certain other conditions, the holders of a majority in aggregate principal amount of any series of Subordinated Indenture Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Indenture Trustee, or exercising any trust or power conferred on the Subordinated Indenture Trustee, with respect to the Subordinated Indenture Securities of such series. However, if the event of default under the Subordinated Indenture relates to more than one series, only the holders of a majority in aggregate principal amount of all affected series of Subordinated Indenture Securities, considered as one class, will have the right to give this direction and not the holders of the Subordinated Indenture Securities of any one series. Also, the direction must not violate any law or the Subordinated Indenture and may not expose the Subordinated Indenture Trustee to personal liability in circumstances where the indemnity would not, in the Subordinated Indenture Trustee’s sole discretion, be adequate. (Subordinated Indenture, Section 812.)

Limitation on Holders’ Right to Institute Proceedings

No holder of Subordinated Indenture Securities of any series will have any right to institute any proceeding under the Subordinated Indenture or the Subordinated Indenture Securities, or for any remedy under the Subordinated Indenture or the Subordinated Indenture Securities, unless:

•

the holder has previously given to the Subordinated Indenture Trustee written notice of a continuing event of default under the Subordinated Indenture with respect to the Subordinated Indenture Securities of such series;

•

the holders of a majority in aggregate principal amount of the outstanding Subordinated Indenture Securities of all series in respect of which an event of default under the Subordinated Indenture has occurred and is continuing, considered as one class, have made a written request to the Subordinated Indenture Trustee, and have offered to the Subordinated Indenture Trustee indemnity reasonably satisfactory to the Subordinated Trustee to institute proceedings;

•	the Subordinated Indenture Trustee has failed to institute any proceeding for 60 days after notice, request and offer of indemnity; and

•

no direction inconsistent with such written request shall have been given to the Subordinated Indenture Trustee during that 60-day period by the holders of a majority in aggregate principal amount of the outstanding Subordinated Indenture Securities of all series in respect of which an event of default under the Subordinated Indenture has occurred and is continuing, considered as one class;

provided that no holder or holders of Subordinated Indenture Securities shall have any right in any manner to affect or prejudice the rights of other holders of Subordinated Indenture Securities of any series, to obtain or seek to obtain priority over such other holders or enforce any right under the Subordinated Indenture or the Subordinated Indenture Securities, except as provided therein. (Subordinated Indenture, Section 807.) However, these limitations do not apply to a suit by a holder of a Subordinated Indenture Security for payment of the principal of, and premium, if any, or interest, if any, on the Subordinated Indenture Security on or after the applicable due date. (Subordinated Indenture, Section 808.)

We have agreed under the Subordinated Indenture to provide to the Subordinated Indenture Trustee an annual statement by an appropriate officer as to our compliance with all conditions and covenants under the Subordinated Indenture. (Subordinated Indenture, Section 605.)

Modification and Waiver

Without the consent of any holder of Subordinated Indenture Securities issued under the Subordinated Indenture, including holders of the Junior Subordinated Debentures, we and the Subordinated Indenture Trustee may enter into one or more supplemental indentures for any of the following purposes:

•

to evidence the assumption by any permitted successor of our covenants in the Subordinated Indenture and in the Subordinated Indenture Securities in the case of a merger or consolidation or a conveyance, transfer or lease of our properties and assets substantially as an entirety;

•

to add additional covenants or other provisions for the benefit of the holders of all or any series of Subordinated Indenture Securities or for us to surrender any right or power under the Subordinated Indenture;

•	to add additional events of default under the Subordinated Indenture for all or any series of Subordinated Indenture Securities;

•

to change, eliminate or add any provision to the Subordinated Indenture; provided, however, if the change, elimination or addition will adversely affect the interests of the holders of Subordinated Indenture Securities of any series in any material respect, the change, elimination or addition will become effective only:

(1) when the consent of the holders of Subordinated Indenture Securities of such series has been obtained in accordance with the Subordinated Indenture; or

(2) when no Subordinated Indenture Securities of the affected series remain outstanding under the Subordinated Indenture;

•	to provide collateral security for all but not part of the Subordinated Indenture Securities;

•	to establish the form or terms of Subordinated Indenture Securities of any series as permitted by the Subordinated Indenture;

•	to provide for the authentication and delivery of bearer notes and any coupons appertaining thereto;

•	to evidence and provide for the acceptance of appointment of a successor Subordinated Indenture Trustee;

•	to provide for the procedures required for use of a noncertificated system of registration for the Subordinated Indenture Securities of all or any series;

•

to change any place where principal, premium, if any, and interest, if any, shall be payable, securities may be surrendered for registration of transfer or exchange and notices and demands to us may be served;

•

to cure any ambiguity, to correct or supplement any defect or inconsistency or to make any other changes or to add provisions with respect to matters and questions arising under the Subordinated Indenture; provided that such other changes or additions do not adversely affect the interests of the holders of Subordinated Indenture Securities of any series in any material respect; or

•

to amend and restate the Subordinated Indenture, as originally executed and as amended from time to time, with additions, deletions and other changes that do not adversely affect the interests of the holders of Subordinated Indenture Securities of any series in any material respect.

(Subordinated Indenture, Section 1201.)

The holders of a majority in aggregate principal amount of the Subordinated Indenture Securities of all series then outstanding and affected, considered as one class, may waive compliance by us with some restrictive provisions of the Subordinated Indenture. (Subordinated Indenture, Section 606.) The holders of a majority in aggregate principal amount of the outstanding Subordinated Indenture Securities of any series may waive any past default under the Subordinated Indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest, if any, and certain covenants and provisions of the Subordinated Indenture that cannot be modified or be amended without the consent of the holder of each outstanding Subordinated Indenture Securities of the series affected. (Subordinated Indenture, Section 813.)

The consent of the holders of a majority in aggregate principal amount of the Subordinated Indenture Securities of all series then outstanding is required for all other modifications to the Subordinated Indenture. However, if less than all of the series of Subordinated Indenture Securities are directly affected by a proposed supplemental indenture, then only the consent of the holders of a majority in aggregate principal amount of all series that are directly affected, considered as one class, will be required. No such amendment or modification may:

•

except as described above under “—Option to Defer Interest Payments,” change the maturity date of the principal of, or any installment of principal of or interest on, any Subordinated Indenture Security, or reduce the principal amount of any Subordinated Indenture Security (including Discount Securities) or its rate of interest or change the method of calculating the interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the maturity date of any Subordinated Indenture Security, without the consent of the holder;

•

reduce the percentage in principal amount of the outstanding Subordinated Indenture Securities of any series the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the Subordinated Indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the series; or

•

modify some of the provisions of the Subordinated Indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the Subordinated Indenture Securities of any series, without the consent of the holder of each outstanding Subordinated Indenture Security affected thereby.

(Subordinated Indenture, Section 1202.)

A supplemental indenture which changes the Subordinated Indenture solely for the benefit of one or more particular series of Subordinated Indenture Securities, or modifies the rights of the holders of Subordinated Indenture Securities of one or more series, will not affect the rights under the Subordinated Indenture of the holders of the Subordinated Indenture Securities of any other series. (Subordinated Indenture, Section 1202.)

The Subordinated Indenture provides that Subordinated Indenture Securities owned by us or any other obligor or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us or such obligor shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (Subordinated Indenture, Section 101.)

We may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, election, waiver or other such act of the holders, but we shall have no obligation to do so. If we fix a record date, that request, demand, authorization, direction, notice, consent, election, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding Subordinated Indenture Securities have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, election, waiver or other act of the holders. For that purpose, the outstanding Subordinated Indenture Securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder will bind every future holder of the same Subordinated Indenture Securities and the holder of every Subordinated Indenture Security issued upon the registration of transfer of or in exchange of these Subordinated Indenture Securities. A transferee will be bound by acts of the Subordinated Indenture Trustee or us in reliance thereon, whether or not notation of that action is made upon the Subordinated Indenture Security. (Subordinated Indenture, Section 104.)

Resignation and Removal of a Subordinated Indenture Trustee

A Subordinated Indenture Trustee may resign with respect to the Junior Subordinated Debentures at any time by giving written notice to us or may be removed at any time by act of the holders of a majority in aggregate principal amount of the Junior Subordinated Debentures then outstanding delivered to the Subordinated Indenture Trustee and us at least 30 days prior to such removal. No resignation or removal of a Subordinated Indenture Trustee and no appointment of a successor Subordinated Indenture Trustee will be effective until the acceptance of appointment by a successor Subordinated Indenture Trustee. So long as no event of default under the Subordinated Indenture or event which, after notice or lapse of time, or both, would become an event of default under the Subordinated Indenture has occurred and is continuing and except with respect to a Subordinated Indenture Trustee appointed by act of the holders pursuant to the terms of the Subordinated Indenture, if we have delivered to the Subordinated Indenture Trustee a resolution of our Board appointing a successor Subordinated Indenture Trustee and such successor has accepted the appointment in accordance with the terms of the Subordinated Indenture, the Subordinated Indenture Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as Subordinated Indenture Trustee in accordance with the Subordinated Indenture. (Subordinated Indenture, Section 910.)

Notices

Notices to holders of Junior Subordinated Debentures will be given by mail to the addresses of such holders as they may appear in the security register for the Junior Subordinated Debentures. (Subordinated Indenture, Section 106.)

Title

We, the Subordinated Indenture Trustee, and any of our agents or agents of the Subordinated Indenture Trustee, may treat the person or entity in whose name Junior Subordinated Debentures are registered as the absolute owner thereof, whether or not the Junior Subordinated Debentures may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (Subordinated Indenture, Section 308.)

Governing Law

The Subordinated Indenture and the Subordinated Indenture Securities, including the Junior Subordinated Debentures, will be governed by, and construed in accordance with the laws of the State of New York. (Subordinated Indenture, Section 112.)

Information about the Subordinated Indenture Trustee

The trustee under the Subordinated Indenture will be U.S. Bank Trust Company, National Association. We or our affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with an affiliate of U.S. Bank Trust Company, National Association, U.S. Bank National Association, in the ordinary course of our business and their business. U.S. Bank, National Association is the administrative agent and a lender under our $50 million term loan credit agreement and as a lender under our $200 million revolving credit facility.

Book-Entry Only Securities

DTC

The Junior Subordinated Debentures will trade through DTC. The Junior Subordinated Debentures will be represented by one or more global certificates and registered in the name of Cede & Co., DTC’s nominee. Upon issuance of the global certificates, DTC or its nominee will credit, on its book-entry registration and transfer system, the principal amount of the Junior Subordinated Debentures represented by such global certificates to the accounts of institutions that have an account with DTC or its participants. The accounts to be credited shall be designated by the agents, brokers, dealers or underwriters involved in the issuance. Ownership of beneficial interests in the global certificates will be limited to participants or persons that may hold interests through participants. The global certificates will be deposited with the Subordinated Indenture Trustee as custodian for DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (DTCC). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a participant. DTC rules applicable to its participants are on file with the SEC. More information can be found at www.dtcc.com.

Purchases of the Junior Subordinated Debentures within the DTC system must be made by or through participants, who will receive a credit for the Junior Subordinated Debentures on DTC’s records. The ownership interest of each actual purchaser of each Junior Subordinated Debenture (Beneficial Owner) is in turn to be recorded on the appropriate participant’s records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through whom they purchased Junior Subordinated Debentures. Transfers of ownership interests in the Junior Subordinated Debentures are to be accomplished by entries made on the books of the participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates for their Junior Subordinated Debentures, except in the event that use of the book-entry system for the Junior Subordinated Debentures is discontinued.

To facilitate subsequent transfers, all Junior Subordinated Debentures deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the Junior Subordinated Debentures with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Junior Subordinated Debentures. DTC’s records reflect only the identity of the participants to whose accounts such Junior Subordinated Debentures are credited, which may or may not be the Beneficial Owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to participants, and by participants to Beneficial Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of the Junior Subordinated Debentures may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Junior Subordinated Debentures, such as redemptions, tenders, defaults, and proposed amendments to the Subordinated Indenture. Beneficial Owners of the Junior Subordinated Debentures may wish to ascertain that the nominee holding the Junior Subordinated Debentures has agreed to obtain and transmit notices to the Beneficial Owners.

Redemption notices will be sent to DTC. If less than all of the Junior Subordinated Debentures are being redeemed, DTC’s practice is to determine by lot the amount of Junior Subordinated Debentures held by each participant to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will itself consent or vote with respect to Junior Subordinated Debentures, unless authorized by a participant in accordance with DTC’s procedures. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those participants to whose accounts the Junior Subordinated Debentures are credited on the record date (identified in a listing attached to the omnibus proxy).

Payments of redemption proceeds, principal of, and interest on the Junior Subordinated Debentures will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Subordinated Indenture Trustee, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street-name” and will be the responsibility of such participants and not of DTC, the Subordinated Indenture Trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Subordinated Indenture Trustee or us, disbursement of such payments to participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of participants.

A Beneficial Owner will not be entitled to receive physical delivery of the Junior Subordinated Debentures. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Junior Subordinated Debentures.

DTC may discontinue providing its services as securities depositary with respect to the Junior Subordinated Debentures at any time by giving reasonable notice to us or the Subordinated Indenture Trustee. In the event no successor securities depositary is obtained, certificates for the Junior Subordinated Debentures will be printed and delivered. We may decide to replace DTC or any successor depositary. Additionally, subject to the procedures of DTC, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to some or all of the Junior Subordinated Debentures. In that event, certificates for the Junior Subordinated Debentures will be printed and delivered. If certificates for such Junior Subordinated Debentures are printed and delivered,

•	those Junior Subordinated Debentures will be issued in fully registered form without coupons;

•

a holder of certificated Junior Subordinated Debentures would be able to exchange those Junior Subordinated Debentures, without charge, for an equal aggregate principal amount of Junior Subordinated Debentures, having the same issue date and with identical terms and provisions; and

•

a holder of certificated Junior Subordinated Debentures would be able to transfer those Junior Subordinated Debentures without cost to another holder, other than for applicable stamp taxes or other governmental charges.

Euroclear and Clearstream

You may hold interests in a global security through Clearstream Banking S.A. (Clearstream) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (Euroclear), either directly if you are a participant in Clearstream or Euroclear or indirectly through organizations which are participants in Clearstream or Euroclear. Clearstream and Euroclear will hold interests on behalf of their respective participants through customers’ securities accounts in the names of Clearstream and Euroclear, respectively, on the books of their respective U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in such depositaries’ names on DTC’s books.

Clearstream and Euroclear are securities clearance systems in Europe. Clearstream and Euroclear hold securities for their respective participating organizations and facilitate the clearance and settlement of securities transactions between those participants through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates.

Payments, deliveries, transfers, exchanges, notices and other matters relating to beneficial interests in global securities owned through Euroclear or Clearstream must comply with the rules and procedures of those systems. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, are also subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers and other transactions involving any beneficial interests in global securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

Cross-market transfers between participants in DTC, on the one hand, and participants in Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective U.S. depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities through DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement. Participants in Euroclear or Clearstream may not deliver instructions directly to their respective U.S. depositaries.

Due to time zone differences, the securities accounts of a participant in Euroclear or Clearstream purchasing an interest in a global security from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant participant in Euroclear or Clearstream, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a participant in Euroclear or Clearstream to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Other

The information in this section of this prospectus supplement concerning DTC, Clearstream, Euroclear and their respective book-entry systems has been obtained from sources that we believe to be reliable, but we do not take responsibility for the accuracy of this information. This information has been provided solely as a matter of convenience. The rules and procedures of DTC, Clearstream and Euroclear are solely within the control of those organizations and could change at any time. Neither we nor the Subordinated Indenture Trustee nor any agent of ours or of the Subordinated Indenture Trustee, nor any broker, dealer, underwriter or agent of ours involved in the offer or sale of any securities, has any control over those entities and none of us or them takes any responsibility for their activities. You are urged to contact DTC, Clearstream and Euroclear or their respective participants directly to discuss those matters. In addition, although we expect that DTC, Clearstream and Euroclear will perform the foregoing procedures, none of them is under any obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor the Subordinated Indenture Trustee nor any agent of ours or of the Subordinated Indenture Trustee, nor any broker, dealer, underwriter or agent of ours involved in the offer or sale of any securities, will have any responsibility for the performance or nonperformance by DTC, Clearstream and Euroclear or their respective participants of these or any other rules or procedures governing their respective operations.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion describes certain United States (U.S.) federal income tax consequences of the purchase, ownership and disposition of the Junior Subordinated Debentures and sets forth our beliefs and intended reporting. This discussion only applies to Junior Subordinated Debentures held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (Code), (generally, property held for investment) by holders who purchase the Junior Subordinated Debentures in the initial offering at their “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Junior Subordinated Debentures are sold for money. This discussion does not describe all of the tax considerations that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, banks, insurance companies, tax-exempt entities, certain former citizens or residents of the United States, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, partnerships and other pass-through entities (and persons holding Junior Subordinated Debentures through a partnership or other pass-through entity), persons holding Junior Subordinated Debentures as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction, U.S. holders (as defined below) whose functional currency is not the U.S. dollar or who hold Junior Subordinated Debentures through a foreign broker or through other foreign intermediary, passive foreign investment companies, controlled foreign corporations, qualified foreign pension funds, accrual method taxpayers subject to special tax accounting rules as a result of their use of financial statements, and corporations that accumulate earnings to avoid U.S. federal income tax. In addition, this discussion does not address the effect of any state, local, foreign or other tax laws or any U.S. federal estate, gift or alternative minimum tax considerations. This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed U.S. Treasury regulations, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect.

As used in this prospectus supplement, the term “U.S. holder” means a beneficial owner of a Junior Subordinated Debenture that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that was in existence on August 20, 1996, and has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust.

As used in this prospectus supplement, the term “non-U.S. holder” means a beneficial owner of a Junior Subordinated Debenture that is neither a U.S. holder nor a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes). If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds a Junior Subordinated Debenture, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships, and partners in such partnerships, holding a Junior Subordinated Debenture should consult their tax advisors.

Persons considering the purchase of Junior Subordinated Debentures should consult their own tax advisors as to the U.S. federal income tax considerations relating to the purchase, ownership and disposition of Junior Subordinated Debentures in light of their particular circumstances, as well as the effect of any state, local, foreign or other tax laws.

Classification of the Junior Subordinated Debentures

The determination of whether a security should be classified as indebtedness or equity for U.S. federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial or administrative authority that directly addresses the U.S. federal income tax treatment of securities similar to the Junior Subordinated Debentures. We believe that, under current law and based on the facts contained in this prospectus supplement and the terms of the Subordinated Indenture and the Junior Subordinated Debentures, the Junior Subordinated Debentures will be treated as indebtedness for U.S. federal income tax purposes (although there is no controlling authority directly on point). If the IRS were to successfully challenge the classification of the Junior Subordinated Debentures as indebtedness, interest payments on the Junior Subordinated Debentures would be treated for U.S. federal income tax purposes as dividends to the extent of our current or accumulated earnings and profits. In the case of non-U.S. holders, distributions treated as dividends would be subject to withholding of U.S. income tax at a rate of 30%, except to the extent otherwise provided by an applicable income tax treaty or except to the extent effectively connected with a non-U.S. holder’s trade or business in the United States (and, if an income tax treaty applies, if the non-U.S. holder maintains a permanent establishment within the United States), in which case such effectively connected dividends would be subject to U.S. federal income tax on a net income basis in the same manner as if that non-U.S. holder were a U.S. holder. We agree, and by acquiring an interest in a Junior Subordinated Debenture each beneficial owner of a Junior Subordinated Debenture will agree, to report and otherwise treat the Junior Subordinated Debentures as indebtedness for U.S. federal income tax purposes. Holders should consult their own tax advisors regarding the tax consequences that will arise if the Junior Subordinated Debentures are not treated as indebtedness for U.S. federal income tax purposes. The remainder of this discussion assumes that the Junior Subordinated Debentures will be respected as indebtedness for U.S. federal income tax purposes.

U.S. Holders

Interest

Except as described below, a U.S. holder will be taxed on any stated interest on the Junior Subordinated Debentures at the time that such interest is received or accrued, in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes.

Original Issue Discount

Special rules apply with respect to debt instruments that are issued with original issue discount (OID). Under applicable Treasury regulations relating to OID, the possibility that stated interest on the Junior Subordinated Debentures might be deferred (see “Description of the Junior Subordinated Debentures—Option to Defer Interest Payments”) could result in the Junior Subordinated Debentures being treated as issued with OID, unless the likelihood of such deferral is considered remote. We believe and intend to take the position that the likelihood of exercising our option to defer payment of stated interest is remote within the meaning of the Treasury regulations in part because the exercise of the option to defer payments of stated interest on the Junior Subordinated Debentures would generally prevent us from: (1) declaring or paying any dividend or distribution on our capital stock; (2) redeeming, purchasing, acquiring or making a liquidation payment with respect to any of our capital stock; (3) paying any principal, interest or premium on, or repaying, repurchasing or redeeming any of our debt securities that are equal or junior in right of payment with the Junior Subordinated Debentures; or (4) making any payments with respect to any NW Holdings guarantee of debt securities if such guarantee is equal or junior in right of payment to the Junior Subordinated Debentures. Similarly, in certain circumstances (e.g., “Description of the Junior Subordinated Debentures—Right to Redeem Upon a Rating Agency Event”), we may redeem the Junior Subordinated Debentures by paying amounts in excess of stated interest on, or principal of, the Junior Subordinated Debentures. Such excess payments will not affect the amount of interest income that a U.S. holder recognizes if there is only a remote likelihood that such payments will be made. We believe and intend to take the position that the likelihood that we will make any such payments is remote. Our determination regarding the remoteness of these contingencies is binding on a holder unless the holder discloses in the proper manner to the IRS that it is taking a different position.

In addition to the foregoing, we believe that the Junior Subordinated Debentures should be treated for U.S. federal income tax purposes as “variable rate debt instruments” that provide for a single fixed rate followed by a qualified floating rate (a QFR). Applicable Treasury regulations set forth rules to determine whether the fixed rate and the QFR result in a debt instrument being treated as issued with OID at time of issuance. It is our expectation that the initial interest rate (fixed rate) and the interest rate on each Interest Reset Date (floating rate) for the Junior Subordinated Debentures will be set in a manner that will not result in OID.

In light of the foregoing rules applicable to the Junior Subordinated Debentures and certain market conditions as of the date of original issuance, we expect that the Junior Subordinated Debentures will not be issued with OID. Accordingly, except as set forth below, each U.S. holder should include in gross income that holder’s allocable share of interest on the Junior Subordinated Debentures in accordance with that holder’s method of tax accounting.

However, if the IRS successfully challenged our position regarding the remoteness of the contingencies described above, or if the fixed rate and floating rate were to be set in a manner inconsistent with our expectations, the Junior Subordinated Debentures could be treated as issued with OID at the time of issuance. Specifically:

•

If the possibility of interest deferral were determined not to be remote, the Junior Subordinated Debentures would be treated as issued with OID and all stated interest on the Junior Subordinated Debentures would be treated as OID.

•

If payments of stated interest on the Junior Subordinated Debentures are deferred, the Junior Subordinated Debentures may at that time be treated, solely for purposes of determining the amount of OID on the Junior Subordinated Debentures, as having been retired and reissued with OID, and the sum of the remaining interest payments on the Junior Subordinated Debentures would be OID.

•

Finally, if any portion of interest pursuant to the fixed rate or the floating rate is determined as of the issue date to be in excess of “qualified stated interest” on the Junior Subordinated Debentures, such excess, if significant enough, will potentially give rise to OID.

In the event the Junior Subordinated Debentures are treated as issued with OID, each U.S. holder would be required to accrue and include OID in taxable income on a constant yield basis before the receipt of the cash attributable to the interest (regardless of that U.S. holder’s method of tax accounting), and actual payments of stated interest would not be reported as taxable income.

Additionally, if the IRS were to determine that the possibility of excess payments was not remote, the Junior Subordinated Debentures could be treated as “contingent payment debt instruments,” in which case a U.S. holder would be required to accrue interest income on the Junior Subordinated Debentures in excess of stated interest and treat as ordinary income rather than as capital gain any income realized on the taxable disposition of Junior Subordinated Debentures. In the event excess payments are made, the U.S. holder will be required to recognize such amounts as income. The remainder of this discussion assumes that the Junior Subordinated Debentures will not be treated as contingent payment debt instruments.

Sale, Exchange, Redemption or Retirement of the Junior Subordinated Debentures

Upon the sale, exchange, redemption or retirement of a Junior Subordinated Debenture, a U.S. holder will generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or retirement and that U.S. holder’s adjusted tax basis in the Junior Subordinated Debenture. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest not previously included in income, which will constitute ordinary income. If the Junior Subordinated Debentures have not been subject to the OID rules, then a U.S. holder’s adjusted tax basis in the Junior Subordinated Debentures generally will be its initial purchase price. If the Junior Subordinated Debentures have been subject to the OID rules, then a U.S. holder’s tax basis in a Junior Subordinated Debenture would be increased by any OID previously includible in that U.S. holder’s gross income through the date of disposition and decreased by payments received by that U.S. holder on the Junior Subordinated Debentures in respect of accrued OID. Gain or loss realized on the sale, exchange, redemption or retirement of a Junior Subordinated Debenture will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange, redemption or retirement the Junior Subordinated Debenture has been held by that U.S. holder for more than one year. A U.S. holder that is an individual is generally entitled to preferential treatment for net long-term capital gains. Any capital losses realized generally may be used by a corporate taxpayer only to offset capital gains and by an individual taxpayer only to the extent of capital gains plus $3,000 of other income.

Medicare Tax

Certain U.S. holders that are individuals, estates or trusts are subject to a 3.8% Medicare tax on all or a portion of their “net investment income,” which may include all or a portion of their interest income and net gains from the disposition of the Junior Subordinated Debentures. U.S. holders that are individuals, estates or trusts should consult their tax advisors regarding the applicability of this Medicare tax to its income and gains in respect of its investment in the Junior Subordinated Debentures.

Information Reporting and Backup Withholding

Information reporting requirements generally apply in connection with payments on the Junior Subordinated Debentures to, and proceeds from, a sale or other disposition of Junior Subordinated Debentures by, non-corporate U.S. holders. A U.S. holder will be subject to backup withholding tax on such payments and proceeds if the U.S. holder fails to provide its correct taxpayer identification number to the paying agent in the manner required under U.S. federal income tax law, fails to comply with applicable backup withholding tax rules or does not otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will entitle that U.S. holder to a credit against that U.S. holder’s U.S. federal income tax liability and may entitle that U.S. holder to a refund provided that the required information is timely and properly furnished to the IRS.

U.S. holders should consult their tax advisors regarding the application of backup withholding in their particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

Non-U.S. Holders

Subject to the discussion below under “Foreign Accounts Tax Compliance Act” and assuming that the Junior Subordinated Debentures will be treated as indebtedness for U.S. federal income tax purposes, no withholding of U.S. federal income tax will apply to interest paid on a Junior Subordinated Debenture to a non-U.S. holder under the “portfolio interest exemption,” provided that:

•	the interest is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States;

•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of NW Holdings stock entitled to vote;

•	the non-U.S. Holder is not a bank acquiring the Junior Subordinated Debentures as an extension of credit entered into in the ordinary course of its trade or business;

•	the non-U.S. holder is not a controlled foreign corporation that is related directly or constructively to us through stock ownership; and

•

the non-U.S. holder provides to the withholding agent, in accordance with specified procedures, a statement to the effect that such non-U.S. holder is not a United States person (generally by providing a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable).

If a non-U.S. holder cannot satisfy the requirements of the portfolio interest exemption described above, interest paid on the Junior Subordinated Debenture (including payments in respect of OID, if any, on the Junior Subordinated Debentures) made to a non-U.S. holder will be subject to a 30% U.S. federal withholding tax unless that non-U.S. holder provides the withholding agent with a properly executed statement (i) claiming an exemption from or reduction of withholding under an applicable U.S. income tax treaty or (ii) stating that the interest is not subject to withholding tax because it is effectively connected with that non-U.S. holder’s conduct of a trade or business in the United States.

If a non-U.S. holder is engaged in a trade or business in the United States (and, if an applicable U.S. income tax treaty applies, if the non-U.S. holder maintains a permanent establishment within the United States) and the interest is effectively connected with the conduct of that trade or business (and, if an applicable U.S. income tax treaty applies, attributable to that permanent establishment), that non-U.S. holder will be subject to U.S. federal income tax on the interest on a net income basis at the same rate as if that non-U.S. holder were a U.S. holder. In addition, if such non-U.S. holder is a foreign corporation, it may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Any gain realized on the disposition of a Junior Subordinated Debenture generally will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if an applicable U.S. income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder within the United States); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

The amount of interest paid on the Junior Subordinated Debentures to non-U.S. holders generally must be reported annually to the IRS. These reporting requirements apply regardless of whether withholding was reduced or eliminated by any applicable income tax treaty. Copies of the information returns reflecting income in respect of the Junior Subordinated Debentures may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or information sharing agreement.

A non-U.S. holder will generally not be subject to additional information reporting or to backup withholding with respect to payments on the Junior Subordinated Debentures or to information reporting or backup withholding with respect to proceeds from the sale or other disposition of Junior Subordinated Debentures to or through a U.S. office of any broker, as long as the holder:

•	has furnished to the payor or broker a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, certifying, under penalties of perjury, the non-U.S. holder’s status as a non-U.S. person;

•	has furnished to the payor or broker other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with applicable Treasury regulations; or

•	otherwise establishes an exemption.

The payment of the proceeds from a sale or other disposition of Junior Subordinated Debentures to or through a foreign office of a broker will generally not be subject to information reporting or backup withholding.

However, a sale or disposition of Junior Subordinated Debentures will be subject to information reporting, but generally not backup withholding, if it is to or through a foreign office of a U.S. broker or a non-U.S. broker with certain enumerated connections with the United States unless the documentation requirements described above are met or the holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability, if any, or will otherwise be refundable, provided that the requisite procedures are followed and the proper information is filed with the IRS on a timely basis. Prospective investors should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such exemption, if applicable.

Foreign Accounts Tax Compliance Act

Pursuant to sections 1471 through 1474 of the Code (commonly referred to as the Foreign Accounts Tax Compliance Act or FATCA) and under associated Treasury regulations and related administrative guidance, a U.S. federal withholding tax at a 30% rate applies to “withholdable payments” received by certain non-U.S. entities, if certain disclosure requirements related to U.S. ownership or accounts are not satisfied (generally by providing a properly executed IRS Form W-8BEN or Form W-8BEN-E, as applicable, or other applicable and/or successor forms). An applicable intergovernmental agreement regarding FATCA between the U.S. and a foreign jurisdiction may modify the rules discussed in this paragraph. For this purpose, “withholdable payments” generally include payments of interest on, and payments of gross proceeds from the sale or other disposition of, Junior Subordinated Debentures. However, the IRS issued proposed Treasury regulations that eliminate FACTA withholding on payments of gross proceeds (but not on payments of interest). Pursuant to the preamble to the proposed Treasury regulations, we and any withholding agent may (but are not required to) rely on this proposed change to FACTA withholding until the final Treasury regulations are issued. Prospective investors should consult their tax advisors regarding the potential application of FATCA to their investment in the Junior Subordinated Debentures. If U.S. federal withholding tax under FATCA, or otherwise, is required on payments made to any holder of Junior Subordinated Debentures, such withheld amount will be paid to the IRS. That payment, if made, will be treated as a payment of cash to the holder of the Junior Subordinated Debentures with respect to whom the payment was made and will reduce the amount of cash to which such holder would otherwise be entitled.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Prospective investors should consult their tax advisors regarding the tax consequences to them of the purchase, ownership and disposition of Junior Subordinated Debentures, including the tax consequences under state, local, foreign and other tax laws.

UNDERWRITING (CONFLICTS OF INTEREST)

We have entered into an underwriting agreement, dated March 12, 2025, with the underwriters named below with respect to the Junior Subordinated Debentures to be offered pursuant to this prospectus supplement. Subject to the terms and conditions contained in the underwriting agreement, we have agreed to sell and the underwriters, for whom J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as representatives, have agreed to purchase from us the principal amount of Junior Subordinated Debentures set forth opposite its name in the following table:

Name of Underwriter	Principal Amount of Junior Subordinated Debentures
J.P. Morgan Securities LLC	$97,500,000
Wells Fargo Securities, LLC	45,500,000
BofA Securities, Inc.	45,500,000
U.S. Bancorp Investments, Inc.	45,500,000
BMO Capital Markets Corp.	22,750,000
CIBC World Markets Corp.	22,750,000
RBC Capital Markets, LLC	22,750,000
TD Securities (USA) LLC	22,750,000

Total	$325,000,000

Discounts and Commissions

The underwriters propose to offer the Junior Subordinated Debentures initially at the public offering price on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of 0.60% of the principal amount of the Junior Subordinated Debenture. The underwriters may allow, and the dealers may reallow, a concession not to exceed 0.40% of the principal amount of the Junior Subordinated Debenture on sales to other dealers. After the public offering, the underwriters may change the public offering price and concessions to dealers.

The following table summarizes the compensation to be paid to the underwriters:

Per Junior Subordinated Debenture	1.00%
Total	$3,250,000

We estimate that the expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $800,000. Estimated expenses include SEC filing fees, printing, legal, accounting, trustee fees, and other miscellaneous fees and expenses.

We expect that delivery of the Junior Subordinated Debentures offered hereby will be made against payment therefor on or about the date specified on the cover page of this prospectus supplement, which will be the fourth business day following the trade date of the Junior Subordinated Debentures offered hereby (this settlement cycle being referred to as “T+4”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such expressly agree otherwise. Accordingly, purchasers who wish to trade Junior Subordinated Debentures offered hereby on any date prior to the first business day before delivery will be required, by virtue of the fact that the Junior Subordinated Debentures offered hereby initially will settle T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Junior Subordinated Debentures offered hereby who wish to trade Junior Subordinated Debentures offered hereby on any date prior to one business day before delivery should consult their own advisors.

Indemnity

We have agreed to indemnify the underwriters against certain liabilities arising out of this prospectus supplement, the accompanying prospectus and certain other materials in connection with this offering.

Our Relationship with the Underwriters

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include, among other activities, securities trading and underwriting, commercial and investment banking, financial advisory, corporate trust, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the ordinary course of their respective businesses, certain of the underwriters and/or their respective affiliates have in the past and may in the future provide us and our affiliates with commercial banking, investment banking, financial advisory and other services for which they have and in the future will receive customary fees.

In particular, certain affiliates of the underwriters serve as lenders or administrative agents to NW Holdings and NW Natural under their respective Credit Agreements dated as of November 3, 2021, and as amended as of January 20, 2023.

Certain of the underwriters and their affiliates have engaged and in the future may engage in investment banking transactions with, and provide services to, NW Holdings or its subsidiaries in the ordinary course of business. Each of J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, BMO Capital Markets Corp. and RBC Capital Markets, LLC is an agent under our “at the market” equity distribution program. In addition, Wells Fargo Securities, LLC is an agent under NW Natural’s commercial paper program. In addition, U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the trustee.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the Junior Subordinated Debentures offered hereby. Any such short positions could adversely affect future trading prices of the Junior Subordinated Debentures offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to customers that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

We may use a portion of the net proceeds of this offering to repay the Term Loan and the Credit Agreement as described under “Use of Proceeds” above. Because more than 5% of the net proceeds from this offering may be used to repay amounts owed to such underwriters (or their affiliates) in respect of the Term Loan and the Credit Agreement, this offering is being made in compliance with the requirements of FINRA Rule 5121. Pursuant to FINRA Rule 5121(a)(1)(C), the appointment of a qualified independent underwriter is not necessary in connection with this offering as the securities offered are expected to be investment grade rated. The underwriters will not make sales of this offering to any accounts over which they exercise discretionary authority without first receiving the specific written approval of the account holder.

Stabilization

The Junior Subordinated Debentures are a new issue of securities with no established trading market. The Junior Subordinated Debentures will not be listed on any securities exchange or on any automated dealer quotation system.

The underwriters have advised us that they intend to make a market in the Junior Subordinated Debentures but are not obligated to do so and may discontinue such market-making activities at any time without notice. We cannot give any assurance as to the maintenance of the trading market for, or the liquidity of, the Junior Subordinated Debentures.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment transactions involve sales by the underwriters of Junior Subordinated Debentures in excess of the principal amount of Junior Subordinated Debentures the underwriters are obligated to purchase, which creates a syndicate short position.

•	Syndicate covering transactions involve purchases of the Junior Subordinated Debentures in the open market after the distribution has been completed in order to cover syndicate short positions.

These stabilizing transactions, over-allotment transactions and syndicate covering transactions may have the effect of raising or maintaining the market price of the Junior Subordinated Debentures or preventing or retarding a decline in the market price of the Junior Subordinated Debentures. As a result, the price of the Junior Subordinated Debentures may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time without notice.

No Public Offering Outside of the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement or the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and the accompany prospectus come are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompany prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Canada

The Junior Subordinated Debentures may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Junior Subordinated Debentures must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The Junior Subordinated Debentures are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (EEA). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (MiFID II); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended (Insurance Distribution Directive), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended (Prospectus Regulation). Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (PRIIPs Regulation) for offering or selling the Junior Subordinated Debentures or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Junior Subordinated Debentures or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement, the accompanying prospectus and any other related documents or materials have been prepared on the basis that any offer of Junior Subordinated Debentures in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Junior Subordinated Debentures. This prospectus supplement, the accompanying prospectus and any other related documents or materials are not a prospectus for the purposes of the Prospectus Regulation.

United Kingdom

The Junior Subordinated Debentures are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (UK). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the UK by virtue of the European Union (Withdrawal) Act 2018, as amended (EUWA); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000, as amended (FSMA), and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the UK by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law in the UK by virtue of the EUWA (UK Prospectus Regulation). Consequently, no key information document required by the PRIIPs Regulation as it forms part of domestic law by virtue of the EUWA (UK PRIIPs Regulation) for offering or selling the Junior Subordinated Debentures or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Junior Subordinated Debentures or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement, the accompanying prospectus and any other related documents or materials have been prepared on the basis that any offer of Junior Subordinated Debentures in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of Junior Subordinated Debentures. This prospectus supplement, the accompanying prospectus and any other related documents or materials are not a prospectus for the purposes of the UK Prospectus Regulation.

In the UK, this prospectus supplement and the accompanying prospectus are only being distributed to and are only directed at persons who are qualified investors under the UK Prospectus Regulation and who are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (Order), and/or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order, and/or (iii) other persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA in connection with the issue or sale of any securities) may lawfully be communicated (all such persons together being referred to as ‘‘relevant persons’’). Any Junior Subordinated Debentures will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Junior Subordinated Debentures will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement and the accompanying prospectus or any of their contents.

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of the Junior Subordinated Debentures in circumstances in which section 21(1) of the FSMA does not apply to it; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Junior Subordinated Debentures in, from or otherwise involving the UK.

Switzerland

The Junior Subordinated Debentures may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (FinSA) and no application has or will be made to admit the Junior Subordinated Debentures to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the Junior Subordinated Debentures constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the Junior Subordinated Debentures may be publicly distributed or otherwise made publicly available in Switzerland.

Hong Kong

The Junior Subordinated Debentures have not been and may not be offered, sold or delivered in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer or invitation to the “public” within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (Securities and Futures Ordinance), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, and in the manner as permitted under the Securities and Futures Ordinance or the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (Companies (Winding Up and Miscellaneous Provisions) Ordinance), or (iii) in other circumstances which do not result in the document constituting a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance. No advertisement, offer, invitation or document relating to the Junior Subordinated Debentures has been or may be issued, circulated or distributed, or in the possession of any person for the purpose of issue, circulation or distribution (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Junior Subordinated Debentures which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder, or in the manner as permitted under the Securities and Futures Ordinance or the Companies (Winding Up and Miscellaneous Provisions) Ordinance.

The contents of this prospectus supplement and the accompanying prospectus have not been reviewed, approved or authorized by any regulatory authority in Hong Kong and this prospectus supplement and the accompanying prospectus have not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus supplement and the accompanying prospectus may not be issued, circulated or distributed in Hong Kong, and the Junior Subordinated Debentures may not be offered for subscription to members of the public in Hong Kong. Each person acquiring any Junior Subordinated Debentures will be required to confirm, and is deemed by the acquisition of Junior Subordinated Debentures, to have confirmed, that he is aware of the restriction on offers of the Junior Subordinated Debentures described in this prospectus supplement and the accompanying prospectus and that he is not acquiring, and has not been offered any Junior Subordinated Debentures in circumstances that contravene any such restrictions. Any person in any doubt about the content of this prospectus supplement and the accompanying prospectus is advised to obtain independent professional advice.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGALITY

The legality of the Junior Subordinated Debentures offered by this prospectus supplement and the accompanying prospectus will be passed upon for NW Holdings by MardiLyn Saathoff, Esquire, Senior Vice President, Regulation and General Counsel of NW Holdings, and by Morgan, Lewis & Bockius LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, Houston, Texas. Morgan, Lewis & Bockius LLP may rely upon the opinion of Ms. Saathoff as to certain legal matters arising under Oregon law.

PROSPECTUS

NORTHWEST NATURAL HOLDING COMPANY

DEBT SECURITIES

JUNIOR SUBORDINATED DEBENTURES

PREFERRED STOCK

COMMON STOCK

Northwest Natural Holding Company (NW Holdings) and its selling securityholders may offer any combination of the securities described in this prospectus in one or more offerings from time to time and in amounts authorized from time to time. NW Holdings will provide specific terms of its securities, including their offering prices, in supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest. Unless otherwise set forth in a prospectus supplement, NW Holdings will not receive any proceeds from the sale of securities by any selling securityholders.

NW Holdings’ common stock is listed on the New York Stock Exchange and trades under the symbol “NWN.”

NW Holdings and any selling securityholder may offer these securities directly or through underwriters, agents or dealers. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements. The “Plan of Distribution” section on page 8 of this prospectus also provides more information on this topic.

See the discussion of risk factors on page 3 of this prospectus and in the annual, quarterly and current reports filed with the Securities and Exchange Commission (SEC) under the Securities Exchange Act of 1934, as amended (Exchange Act) by NW Holdings which are incorporated by reference into this prospectus, to read about certain factors you should consider before purchasing any of the securities being offered.

NW Holdings’ principal executive offices are located at 250 SW Taylor Street, Portland, Oregon 97204, and its telephone number is (503) 226-4211.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 9, 2024.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that NW Holdings filed with the SEC, utilizing a “shelf” registration, or continuous offering, process. Under this shelf registration or continuous offering process, NW Holdings or its selling securityholders, from time to time, may sell any combination of the securities described in this prospectus in one or more offerings. NW Holdings may offer any of the following securities: debt securities, junior subordinated debentures, common stock or preferred stock.

This prospectus provides you with a general description of the securities that NW Holdings or our selling securityholders may offer. Each time NW Holdings or our selling securityholders sell securities, NW Holdings will provide a prospectus supplement that will contain specific information about the terms of that offering. Material United States federal income tax considerations applicable to the offered securities will be discussed in the applicable prospectus supplement, if necessary. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

For more detailed information about the securities, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

WHERE YOU CAN FIND MORE INFORMATION

NW Holdings files annual, quarterly and other reports and other information with the SEC. The SEC maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information filed electronically by NW Holdings. NW Holdings also maintains a Web site (http://www.nwnaturalholdings.com). Information contained on NW Holdings’ Web site does not constitute part of this prospectus and is not incorporated by reference into this prospectus. The reference to NW Holdings’ Web site is intended to be an inactive textual reference only.

The SEC allows NW Holdings to “incorporate by reference” the information that NW Holdings files with the SEC, which means that NW Holdings may, in this prospectus, disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. NW Holdings is incorporating by reference the documents listed below (other than any portions of such documents that are deemed to be furnished and not filed) and any future filings NW Holdings makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the offering that this prospectus relates to is terminated. Information that NW Holdings files in the future with the SEC will automatically update and supersede this information.

We hereby incorporate by reference into this prospectus the following documents that we have filed with the SEC under the Exchange Act in File No. 001-38681:

•	NW Holdings’ Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

•	NW Holdings’ Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, and June 30, 2024.

•	NW Holdings’ Current Reports on Form 8-K filed with the SEC on January 11, 2024, May 23, 2024, May 29, 2024, July 25, 2024, and August 9, 2024.

•

The description of our common stock contained in Exhibit 4p to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, including any amendment or reports filed for the purpose of updating such description.

You may request a copy of these documents, at no cost to you, by writing or calling Shareholder Services, Northwest Natural Holding Company, 250 SW Taylor Street, Portland, Oregon 97204, telephone 503-220-2402.

You should rely only on the information contained, or incorporated by reference, in this prospectus and any prospectus supplement. NW Holdings and any selling securityholders have not, and any underwriters, agents or dealers have not, authorized anyone else to provide you with different information. NW Holdings and any selling securityholders are not, and any underwriters, agents or dealers are not, making an offer of these securities or soliciting offers to buy these securities in any jurisdiction where the offer or solicitation is not permitted. You should not assume that the information contained in this prospectus and any prospectus supplement is accurate as of any date other than the date on the front of such document or that the information incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document incorporated by reference.

FORWARD-LOOKING STATEMENTS

This prospectus does, and the documents incorporated herein by reference may, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (Securities Act), and Section 21E of the Exchange Act. Although NW Holdings believes these statements are based on reasonable assumptions, no assurance can be given that actual results will not differ from those in the forward-looking statements contained herein and in the incorporated documents. The forward-looking statements contained herein and in the incorporated documents may be affected by various uncertainties. For a further discussion of forward-looking statements and of factors which may affect forward-looking statements contained herein and in the incorporated documents, see our most recent Annual Report on Form 10-K and any of our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed after that Annual Report on Form 10-K, as well as other filings made with the SEC that are incorporated by reference into this prospectus.

NW HOLDINGS

NW Holdings is a utility holding company primarily engaged, through its wholly-owned subsidiary Northwest Natural Gas Company (NW Natural), in the distribution of natural gas. NW Holdings also owns NW Natural Water Company, LLC (NW Natural Water), NW Natural Renewables Holdings, LLC (NW Natural Renewables), and other businesses. NW Natural Water provides water distribution and water and wastewater services to communities throughout the Pacific Northwest, Texas and Arizona. NW Natural Water serves nearly 185,000 people through approximately 74,000 meters and provides operation and maintenance services to an additional 19,000 connections. NW Natural Renewables is a subsidiary of NW Holdings established to pursue non-regulated natural gas activities. NW Natural Renewables is focused on providing renewable fuels to support decarbonization in the utility, commercial, industrial and transportation sectors. Each of NW Holdings’ subsidiaries is a separate legal entity with its own assets and liabilities. NW Holdings’ executive offices are located at 250 SW Taylor Street, Portland, Oregon 97204. Its telephone number is 503-226-4211.

NW Natural is principally engaged in the distribution of natural gas in Oregon and southwest Washington. NW Natural and its predecessors have supplied gas service to the public since 1859.

RISK FACTORS

Investing in the securities involves certain risks. You are urged to read and consider the risk factors described in the annual, quarterly and current reports filed with the SEC under the Exchange Act which are incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information NW Holdings includes or incorporates by reference into this prospectus. You should also be aware that new risks may emerge in the future at any time, and NW Holdings cannot predict such risks or estimate the extent to which they may affect NW Holdings’ financial condition or performance. The prospectus supplement applicable to each type or series of securities NW Holdings or our selling securityholders offer may contain a discussion of additional risks applicable to an investment in NW Holdings and the particular type of securities NW Holdings or such selling securityholders are offering under that prospectus supplement.

USE OF PROCEEDS

Unless otherwise stated in a prospectus supplement, the net proceeds to be received by NW Holdings from the sale of these securities will be added to the general funds of NW Holdings and used for general corporate purposes.

The prospectus supplement relating to a particular offering of securities will identify the use of proceeds for that offering. Unless otherwise set forth in a prospectus supplement, NW Holdings will not receive any of the proceeds from the sale of any securities by any selling securityholders.

DESCRIPTION OF DEBT SECURITIES

NW Holdings may issue debt securities, in one or more series, under an indenture, between NW Holdings and the trustee specified therein. The terms of any debt securities will be described in a prospectus supplement.

DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

NW Holdings may issue junior subordinated debentures, in one or more series, under an indenture, between NW Holdings and the trustee specified therein. The terms of any junior subordinated debentures will be described in a prospectus supplement.

DESCRIPTION OF PREFERRED STOCK

General

The following is a summary of certain rights and privileges of NW Holdings’ preferred stock, none of which is currently outstanding. This summary description does not purport to be complete. Reference is made to the laws of the State of Oregon, NW Holdings’ Amended and Restated Articles of Incorporation, Amended and Restated Bylaws, and any articles of amendment to the Amended and Restated Articles of Incorporation establishing a particular series of preferred stock that are filed with the SEC and incorporated herein by reference. The following statements are qualified in their entirety by such references.

The Board of Directors is authorized under NW Holdings’ Amended and Restated Articles of Incorporation to provide for the issuance from time to time of preferred stock in one or more series, and as to each series to fix and determine the relative rights and preferences, serial designation, dividend rate, redemption prices, voluntary and involuntary liquidation prices, sinking fund provisions for the redemption or purchase of shares, if any, and conversion provisions, if any, applicable to shares of such series. NW Holdings will include some or all of this information about a specific series of preferred stock being offered under this prospectus in the prospectus supplement(s) relating to such series. As used herein, the term “preferred stock” includes all series.

Under NW Holdings’ Amended and Restated Articles of Incorporation, NW Holdings is authorized to issue 100,000,000 shares of common stock and 3,500,000 shares of preferred stock.

Dividends

Each series of the preferred stock shall be entitled, in preference to the common stock, to dividends cumulative from the date of issue, at the rate fixed by the Board of Directors, payable quarterly on February 15, May 15, August 15 and November 15 in each year or on such other date or dates as the Board of Directors shall determine.

Voting Rights

Generally, only NW Holdings’ common stock has voting rights. The common stock has cumulative voting rights with respect to the election of directors. The preferred stock shall have no right to vote in the election of directors or for any other purpose, except as may be otherwise provided by law or by resolutions establishing any series of preferred stock in accordance with NW Holdings’ Amended and Restated Articles of Incorporation.

Certain terms relating to NW Holdings’ preferred stock in respect of dividends, liquidation rights, limitations on payment of dividends and voting are discussed below in “Description of Common Stock—Dividends and Liquidation Rights” and “—Dividend Limitations.”

DESCRIPTION OF COMMON STOCK

General

The following is a summary of certain rights and privileges of NW Holdings’ common stock. This summary description does not purport to be complete. Reference is made to the laws of the State of Oregon, NW Holdings’ Amended and Restated Articles of Incorporation, and Amended and Restated Bylaws, which are incorporated herein by reference. The following statements are qualified in their entirety by such references.

Under NW Holdings’ Amended and Restated Articles of Incorporation, NW Holdings is authorized to issue 100,000,000 shares of common stock and 3,500,000 shares of preferred stock.

Dividends and Liquidation Rights

Except as hereinafter stated, the common stock is entitled to receive such dividends as are declared by the Board of Directors and to receive ratably on liquidation any assets which remain after payment of liabilities. NW Holdings has an authorized class of senior capital stock, referred to as preferred stock, none of which is currently outstanding. NW Holdings’ preferred stock is entitled, in preference to the common stock, (1) to cumulative dividends at the annual rate fixed for each series by the Board of Directors, and (2) in voluntary and involuntary liquidation, to the amounts fixed for each series by the Board of Directors, plus in each case, unpaid accumulated dividends.

Dividend Limitations

Should dividends on the preferred stock be in arrears, no dividends on the common stock may be paid or declared. Future series of the preferred stock could contain sinking fund, purchase or redemption obligations under which no dividends on the common stock may be paid or declared while such obligations are in default. Common stock dividends also may be restricted by the provisions of future instruments pursuant to which NW Holdings may issue long-term debt.

Voting Rights

Except as provided by law or by resolutions establishing any series of preferred stock, only the common stock has voting rights. Cumulative voting is permitted by the Amended and Restated Articles of Incorporation to holders of common stock at elections of directors.

Classification of the Board of Directors

The Board of Directors of NW Holdings may consist of not less than nine nor more than thirteen persons, as determined by the Board, divided into three classes as nearly equal in number as possible. The number of directors as of the date of this prospectus is eleven. One class is elected for a three-year term at each annual meeting of shareholders. Vacancies, including those resulting from an increase in the size of the Board, may be filled by a majority vote of the directors then in office, to serve until the next annual meeting of shareholders. One or more of the directors may be removed, with or without cause, by the affirmative vote of the holders of not less than two-thirds of the shares entitled to vote thereon; provided, however, that if fewer than all of the directors should be candidates for removal, no one of them shall be removed if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the class of directors of which such director shall be a part. Except for those persons nominated by the Board, no person shall be eligible for election as a director unless a written request from a shareholder entitled to vote in the election of directors that such person be nominated and such person’s consent thereto shall be delivered to the Secretary of NW Holdings within the time period specified in advance of the meeting at which such election shall be held. The foregoing provisions may not be amended or repealed except by the affirmative vote of the holders of not less than two-thirds of the shares entitled to vote at an election of directors.

Business Transactions with Related Persons

NW Holdings shall not enter into any business transaction with a related person or in which a related person shall have an interest (except proportionately as a shareholder of NW Holdings) without first obtaining both (1) the affirmative vote of the holders of not less than two-thirds of the outstanding shares of the capital stock of NW Holdings not held by such related person, and (2) the determination of a majority of the continuing directors that the cash or fair market value of the property, securities or other consideration to be received per share by the holders, other than such related person, of the shares of each class or series of the capital stock of NW Holdings in such business transaction shall not be less than the highest purchase price paid by such related person in acquiring any of its holdings of shares of the same class or series, unless the continuing directors by a majority vote shall either (a) have expressly approved the acquisition of the shares of the capital stock of NW Holdings that caused such related person to become a related person, or (b) have expressly approved such business transaction. As used in this paragraph: a “business transaction” includes a merger, consolidation, plan of exchange or recapitalization, a purchase, sale, lease, exchange, transfer, mortgage or other disposition of all or a substantial part (10% or more of the fair market value of the assets) of the property and assets of NW Holdings or a related person, an issuance, sale, exchange or other disposition of securities of NW Holdings and a liquidation, spin-off or dissolution; a “related person” includes a person, organization or group thereof owning 10% or more of the capital stock of NW Holdings; “continuing directors” are those directors who were directors of NW Holdings on the date the Amended and Restated Articles of Incorporation first became effective or whose nominations have been approved by a majority of the then continuing directors. The foregoing provisions may not be amended or repealed except by the affirmative vote of the holders of not less than two-thirds of the shares of the capital stock of NW Holdings (other than shares held by related persons).

Preemptive Rights

The holders of the common stock have no preemptive rights.

Certain Anti-Takeover Matters

NW Holdings’ Amended and Restated Articles of Incorporation and Amended and Restated Bylaws include a number of provisions that may have the effect of discouraging persons from acquiring large blocks of its stock or delaying or preventing a change in its control. The material provisions that may have such an effect include:

•	establishment of a classified Board of Directors, whereby approximately only one-third of the board stands for election each year;

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limitations on certain business transactions (including mergers, consolidations, plans of exchange) with any person or entity and any persons or entities related thereto who beneficially own 10% or more of the capital stock of NW Holdings;

•	authorization for NW Holdings’ Board of Directors (subject to any applicable law) to issue preferred stock in series and to fix rights and preferences of the series;

•	advance notice procedures with respect to nominations of directors or proposals other than those adopted or recommended by NW Holdings’ Board of Directors; and

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requirement that holders of not less than two-thirds of the shares entitled to vote are required to remove directors or to amend certain provisions of NW Holdings’ Amended and Restated Articles of Incorporation.

NW Holdings is subject to the provisions of sections 60.825 to 60.845 of the Oregon Business Corporation Act (Oregon Business Combinations Act) which generally provide that in the event a person or entity acquires 15% or more of NW Holdings’ voting stock (Interested Shareholder), NW Holdings and such Interested Shareholder and any affiliate may not engage in the following business combinations for a period of three years following the date that person became an Interested Shareholder:

•	a merger or plan of share exchange;

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any sale, lease, mortgage or other disposition of the assets of the corporation where the assets have an aggregate market value equal to 10% or more of the aggregate market value of NW Holdings’ assets or outstanding capital stock; and

•	transactions that result in the issuance of capital stock to the shareholder that acquired 15% or more of the voting stock.

These restrictions do not apply if:

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the Board of Directors approved either the business combination or the share acquisition that resulted in the person becoming an Interested Shareholder before the time such person became an Interested Shareholder;

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as a result of the share acquisition, the person became an Interested Shareholder and 85% owner of the outstanding voting stock, excluding shares owned by persons who are directors and also officers and shares owned by certain employee benefit plans; or

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on or after the date the person became an Interested Shareholder, the business combination transaction is approved by the Board of Directors and authorized by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the Interested Shareholder.

NW Holdings is also subject to the provisions of Sections 60.801 to 60.816 of the Oregon Business Corporation Act (Oregon Control Share Act), which generally provide that a person who acquires voting stock in a transaction which results in such person holding more than 20%, 33-1/3% or 50% of the total voting power cannot vote the shares it acquires in the acquisition unless voting rights are accorded to such control shares by the holders of a majority of the outstanding voting shares, excluding the control shares held by such person and shares held by officers and inside directors, and by the holders of a majority of the outstanding voting shares, including the control shares held by such person and shares held by officers and inside directors. This vote would be required at the time an acquiring person’s holdings exceed 20% of the total voting power, and again at the time the acquiring person’s holdings exceed 33-1/3% and 50%, respectively. The acquiring person may, but is not required to, submit to NW Holdings an “acquiring person statement” setting forth certain information about the acquiring person and its plans with respect to NW Holdings. The acquiring person statement may also request that NW Holdings call a special meeting of shareholders to determine whether the control shares will be allowed to retain voting rights. If the acquiring person does not request a special meeting of shareholders, the issue of voting rights of control shares will be considered at the next annual meeting or special meeting of shareholders that is held more than 60 days after the date of the acquisition of control shares. Shares are not deemed to be acquired in a control share acquisition if, among other things, they are acquired from the issuing corporation, or are issued pursuant to a plan of merger or exchange effected in compliance with the Oregon Business Corporation Act and the issuing corporation is a party to the merger or exchange agreement.

The Oregon Control Share Act and the Oregon Business Combinations Act have anti-takeover effects because they will encourage any potential acquirer to negotiate with NW Holdings’ Board of Directors and will also discourage potential acquirers unwilling to comply with the provisions of these laws. An Oregon corporation may provide in its articles of incorporation or bylaws that the laws described above do not apply to its shares. NW Holdings has not adopted such a provision.

NW Holdings is also subject to Oregon Revised Statutes Chapter 757.511 which generally provides that no person, directly or indirectly, shall acquire the power to exercise any substantial influence over the policies and actions of a public utility without first securing from the Oregon Public Utility Commission (OPUC) an order authorizing such acquisition if such person is, or by such acquisition would become, an “affiliated interest” with such public utility as defined by Oregon law. Any applicant requesting such an order bears the burden of showing that granting the application is in the public interest. This provision of Oregon law may have anti-takeover effects by subjecting potential acquisitions to OPUC review and approval.

SELLING SECURITYHOLDERS

Selling securityholders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire NW Holdings’ securities in various private transactions. Such selling securityholders may be parties to registration rights agreements with NW Holdings, or NW Holdings otherwise may have agreed or will agree to register their securities for resale. If authorized by NW Holdings, the initial purchasers of its securities, as well as their transferees, pledgees, donees or successors, all of whom are referred to as “selling securityholders” in this prospectus, may from time to time offer and sell the securities pursuant to this prospectus and any applicable prospectus supplement.

The applicable prospectus supplement will set forth the name of each selling securityholder, the number and type of securities beneficially owned by such selling securityholder that are covered by such prospectus supplement, the number and type of securities to be offered for the securityholder’s account and the amount and (if one percent or more) the percentage of the class to be owned by such securityholder after completion of the offering. The applicable prospectus supplement also will disclose whether any of the selling securityholders have held any position or office with, have been employed by or otherwise have had a material relationship with NW Holdings during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION

NW Holdings and any selling securityholder may sell the securities offered pursuant to this prospectus and one or more prospectus supplements (Offered Securities), on a continuous or delayed basis, in one or more series: (1) through one or more underwriters or dealers; (2) through one or more agents; (3) directly to a single purchaser or a limited number of purchasers; (4) through a combination of any such methods of sale; or (5) through other methods described in the applicable prospectus supplement. Any selling securityholders, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and compensation received by them on resale of the Offered Securities may be deemed to be underwriting discounts. Additionally, because selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, selling securityholders may be subject to the prospectus delivery requirements of the Securities Act.

Through Underwriters or Dealers

If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at the initial public offering price or at varying prices determined at the time of the sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more managing underwriters. The underwriter or underwriters with respect to the Offered Securities will be named in the prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such prospectus supplement. Unless otherwise set forth in such prospectus supplement, the obligations of the underwriters to purchase the Offered Securities offered by such prospectus supplement will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such Offered Securities if any are purchased. If a dealer is used in the sale, the securities will be sold to the dealer as principal. The dealer may then resell those securities at varying prices determined at the time of resale.

Through Agents

The Offered Securities may be sold through agents designated by NW Holdings or any selling securityholder from time to time. A prospectus supplement will set forth the name of any agent involved in the offer or sale of the Offered Securities in respect of which such prospectus supplement is delivered as well as any commissions payable by NW Holdings or any selling securityholder to such agent. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis to solicit purchases for the period of its appointment.

Directly to One or More Purchasers

NW Holdings or any selling securityholder may sell the Offered Securities directly to one or more purchasers. In this case, no underwriters or agents would be involved.

General Information

The prospectus supplement with respect to the Offered Securities will set forth the terms of the offering of such Offered Securities, including:

•	the name or names of any selling securityholders, underwriters, dealers or agents;

•	the purchase price of such Offered Securities and the proceeds to NW Holdings from such sale, if any;

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if securityholders are selling securities, the amount of securities to be sold by each selling securityholder and the proceeds from such sales and any additional terms, including lock-up provisions, that may be placed on the participating selling securityholders in connection with their sale of securities in the offering;

•	any underwriting discounts, agents’ commissions and other items constituting underwriting compensation;

•	any initial public offering price; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If so indicated in the prospectus supplement with respect to the Offered Securities, NW Holdings or a selling securityholder may authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the Offered Securities from NW Holdings or such selling securityholder at the initial public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to those conditions set forth in such prospectus supplement, and such prospectus supplement will set forth the commission payable for solicitation of such contracts.

The securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which are referred to herein as the “remarketing firms,” acting as principals for their own accounts or as our agent, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed thereby.

Unless otherwise specified in the applicable prospectus supplement, except for our common stock, which is listed on the New York Stock Exchange, the securities will not be listed on a national securities exchange.

We or any selling securityholder may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately-negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement.

We may make sales of our common stock to or through one or more underwriters, dealers or agents in “at-the-market” offerings, and, if we engage in such transactions, we will do so pursuant to the terms of an agreement between us and the underwriters, dealers or agents. If we engage in at-the-market sales pursuant to a distribution or similar agreement, we will issue and sell shares of our common stock to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis.

Any selling securityholders may also resell all or a portion of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act in reliance upon Rule 144 under the Securities Act provided they meet the criteria and conform to the requirements of that rule, Section 4(a)(1) of the Securities Act or other applicable exemptions, regardless of whether the securities are covered by the registration statement of which this prospectus forms a part.

Agents, underwriters and dealers may be entitled under agreements entered into with NW Holdings to indemnification by NW Holdings against certain civil liabilities, including certain liabilities under the Securities Act or to contribution by NW Holdings with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this Prospectus by reference to Northwest Natural Holding Company’s Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGALITY

The legality of the securities will be passed upon for NW Holdings by MardiLyn Saathoff, Esquire, Senior Vice President, Regulation and General Counsel of NW Holdings, and by Morgan, Lewis & Bockius LLP, New York, New York. Ms. Saathoff may rely upon the opinion of Morgan, Lewis & Bockius LLP as to certain legal matters arising under New York law. Morgan, Lewis & Bockius LLP may rely upon the opinion of Ms. Saathoff as to certain legal matters arising under Oregon law. Ms. Saathoff is regularly employed by NW Holdings, participates in various NW Holdings employee benefit plans under which she may receive shares of common stock and currently beneficially owns less than one percent of the outstanding shares of common stock of NW Holdings.